UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

(Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

The Dun & Bradstreet Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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March 25, 2010

Dear Shareholder:

You are cordially invited to attend the 2010 Annual Meeting of Shareholders of The Dun & Bradstreet Corporation on Tuesday, May 4, 2010, at 8:00 a.m. at The Hilton Short Hills, 41 JFK Parkway, Short Hills, New Jersey.

The Notice of Annual Meeting and Proxy Statement accompanying this letter more fully describe the business to be acted upon at the meeting. Our Annual Report on Form 10-K for the year ended December 31, 2009 is also attached.

We are pleased to once again take advantage of the U.S. Securities and Exchange Commission rules that allow companies to electronically deliver proxy materials to their shareholders. We continue to believe that this e-proxy process allows us to provide our shareholders with the information they need while lowering printing and mailing costs, reducing the environmental impact of our annual meeting and more efficiently complying with our obligations under the securities laws. On or about March 25, 2010, we mailed to our beneficial shareholders a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2010 Proxy Statement and Annual Report and vote online. Registered shareholders will continue to receive a printed copy of the Proxy Statement and Annual Report by mail.

Whether or not you plan to attend the meeting, your vote is important. In addition to voting in person, shareholders of record may vote via a toll-free telephone number or over the Internet. Shareholders who received a paper copy of the Proxy Statement and Annual Report by mail may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided. If your shares are held in the name of a bank, broker or other holder of record, check your proxy card to see which of these options is available to you.

Please note that this year the rules that guide how brokers may vote your stock have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.

On behalf of our Board of Directors, thank you for your continued support of D&B.

Sincerely,

Steven W. Alesio Chairman of the Board	Sara Mathew President and Chief Executive Officer

Notice of 2010 Annual Meeting of Shareholders

The 2010 Annual Meeting of Shareholders of The Dun & Bradstreet Corporation will be held on Tuesday, May 4, 2010, at 8:00 a.m. at The Hilton Short Hills, 41 JFK Parkway, Short Hills, New Jersey. The purpose of the meeting is to:

1.	Elect three Class I directors for a three-year term;

2.	Ratify the appointment of our independent registered public accounting firm for 2010;

3.	Consider, and vote upon, a shareholder proposal requesting that our Board take the steps necessary to change each shareholder voting requirement in our charter and bylaws that calls for a greater than simple majority vote to a simple majority vote; and

4.	Transact such other business as may properly come before the meeting. We know of no other business to be brought before the meeting at this time.

Only shareholders of record at the close of business on March 8, 2010, will be entitled to vote at the meeting.

By Order of the Board of Directors,

Jeffrey S. Hurwitz

Senior Vice President, General Counsel and Corporate Secretary

Dated: March 25, 2010

YOUR VOTE IS IMPORTANT

To assure your representation at the annual meeting, you are requested to vote your shares as promptly as possible. In addition to voting in person, shareholders of record may vote via a toll-free telephone number or over the Internet as instructed in these materials. If you received the proxy statement by mail, you may also vote by completing, signing and mailing the enclosed proxy card promptly in the return envelope provided. Please note that if your shares are held by a broker, bank or other holder of record and you wish to vote at the meeting, you must obtain a legal proxy from that record holder.

Please note that this year the rules that guide how brokers may vote your stock have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.

Page
GENERAL INFORMATION	1
Notice of Internet Availability of Proxy Materials	1
Annual Meeting Admission	1
Who Can Vote	1
How to Vote	1
Revocation of Proxies	2
Voting Shares in the D&B Plans	2
List of Shareholders	3
Householding Information	3
Proxy Solicitation	3
Quorum and Voting Requirements	3
Shareholder Account Maintenance	4
CORPORATE GOVERNANCE	5
Board of Directors	5
Independence of the Board and Committees	6
Board Meetings	7
Committees and Meetings	8
Communications with the Board and Audit Committee	10
Attendance at Annual Meetings	11
Service on Multiple Audit Committees	11
Transactions with Related Persons	11
Procedures for Approval of Related Persons Transactions	11
Promoters and Control Persons	11
Compensation Committee Interlocks and Insider Participation	12
Code of Conduct	12
COMPENSATION OF DIRECTORS	13
Overview of Non-employee Director Compensation	13
External Benchmarking	14
Stock Ownership Guidelines	14
Non-employee Director Compensation Table	14
Equity Awards Outstanding as of December 31, 2009	16
AUDIT COMMITTEE INFORMATION	17
Report of the Audit Committee	17
Audit Committee Pre-approval Policy	17
Fees Paid to Independent Registered Public Accounting Firm	18
PROPOSAL NO. 1—ELECTION OF DIRECTORS	19
PROPOSAL NO. 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	24
PROPOSAL NO. 3—SHAREHOLDER PROPOSAL REQUESTING THAT OUR BOARD TAKE THE STEPS NECESSARY TO CHANGE SHAREHOLDER VOTING REQUIREMENTS IN OUR CHARTER AND BYLAWS TO A SIMPLE MAJORITY VOTE	25
SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND OTHERS	27
EXECUTIVE OFFICERS	29
COMPENSATION DISCUSSION & ANALYSIS	31
Objectives of our Executive Compensation Program	31
Elements of our Executive Compensation Program	32
External Benchmarking	36
2009 Base Salaries	39
Annual Cash Incentive Plan	39

i

Page
Long-term Equity Incentives	43
Employment Agreement with Mr. Alesio	45
Tax Deductibility	45
Section 409A of the Internal Revenue Code	45
REPORT OF THE COMPENSATION & BENEFITS COMMITTEE	46
SUMMARY COMPENSATION TABLE	47
GRANTS OF PLAN-BASED AWARDS TABLE	49
OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE	51
OPTION EXERCISES AND STOCK VESTED TABLE	52
PENSION BENEFITS TABLE	53
NON-QUALIFIED DEFERRED COMPENSATION TABLE	56
OVERVIEW OF EMPLOYMENT, CHANGE IN CONTROL AND SEVERANCE ARRANGEMENTS	58
Employment Agreement with Steven W. Alesio	58
Change in Control Agreements	60
Severance Arrangements	60
Detrimental Conduct Program	61
Potential Post-employment Compensation Table	61
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	65
OTHER MATTERS	65
INFORMATION CONTAINED IN THIS PROXY STATEMENT	65
SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING	65
SCHEDULE I—RECONCILIATION OF TOTAL REVENUE TO CORE REVENUE AND THE EFFECT OF FOREIGN EXCHANGE ON CORE REVENUE GROWTH

SCHEDULE II—RECONCILIATION OF REPORTED DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO D&B TO DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO D&B (ON A CONTINUING OPERATIONS BASIS) BEFORE NON-CORE GAINS AND (CHARGES)

SCHEDULE III—RECONCILIATION OF REPORTED OPERATING INCOME TO OPERATING INCOME BEFORE NON-CORE GAINS AND (CHARGES)

ii

PROXY STATEMENT

GENERAL INFORMATION

The Board of Directors of The Dun & Bradstreet Corporation is soliciting your proxy for use at the Annual Meeting of Shareholders to be held on May 4, 2010. On or about March 25, 2010, we mailed to our beneficial holders a Notice of Internet Availability of Proxy Materials containing instructions on how to access the proxy materials on the Internet, and we mailed to our registered shareholders a printed copy of the proxy materials. Our principal executive offices are located at 103 JFK Parkway, Short Hills, New Jersey 07078-2708, and our main telephone number is 973-921-5500. D&B is listed on the New York Stock Exchange, or NYSE, with the ticker symbol DNB.

Notice of Internet Availability of Proxy Materials

In accordance with the “notice and access” rule adopted by the U.S. Securities and Exchange Commission, or SEC, we are making the proxy materials available to all of our shareholders on the Internet and our beneficial holders will receive a “Notice of Internet Availability of Proxy Materials” containing instructions on how to access our proxy materials and how to vote on the Internet and by telephone. We are mailing to our registered shareholders a printed copy of our proxy materials. If you received a Notice of Internet Availability of Proxy Materials and would like to receive a printed copy of our proxy materials, free of charge, you should follow the instructions for requesting such materials included in the Notice.

Annual Meeting Admission

To attend the Annual Meeting, you will need an admission ticket or other evidence of stock ownership as of the record date. Only shareholders as of the record date will be entitled to attend the meeting.

Registered shareholders. If you are a registered shareholder and you plan to attend the Annual Meeting in person, please bring your admission ticket attached to the proxy card or other evidence of stock ownership as of the record date.

Beneficial holders. If your shares are held in the name of a bank, broker or other holder of record (in “street name”) and you plan to attend the Annual Meeting in person, please bring your Notice of Internet Availability of Proxy Materials or other evidence of stock ownership as of the record date. You may also obtain an admission ticket in advance of the meeting by sending a written request, along with evidence of stock ownership as of the record date, such as a bank or brokerage account statement, to our Corporate Secretary at the address of our principal executive offices noted above. Please make such requests sufficiently in advance of the Annual Meeting so that we may be able to accommodate your request.

Who Can Vote

Only shareholders of record at the close of business on March 8, 2010 are eligible to vote at the meeting. As of the close of business on that date, there were 50,424,364 shares of our common stock outstanding.

How to Vote

In addition to voting in person at the meeting, shareholders of record can vote by proxy by calling a toll-free telephone number, by using the Internet or, for shareholders who received a printed copy of the proxy materials, by mailing a completed and signed proxy card. The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting by telephone or the Internet should understand that there may be costs associated with voting in these manners, such as usage charges from telephone companies and Internet service providers, which must be borne by the shareholder.

A proxy that is signed and returned by a shareholder of record without specifications marked in the instruction boxes will be voted in accordance with the recommendations of the Board of Directors, as outlined in this proxy statement. If any other proposals are properly brought before the meeting and submitted to a vote, all proxies will be voted on those other proposals in accordance with the judgment of the persons voting the proxies.

Specific voting instructions are set forth below and can also be found on the Notice of Internet Availability of Proxy Materials and on the proxy card. If you received more than one Notice or proxy card, your shares are registered in more than one name or are registered in different accounts. Please follow the voting instructions included in each Notice and proxy card to ensure that all of your shares are voted.

Registered Shareholders

Vote by Telephone. Registered shareholders can vote by calling toll-free at 800-690-6903. Voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded.

Vote on the Internet. Registered shareholders can vote on the Internet at the website www.proxyvote.com. As with telephone voting, you can confirm that your instructions have been properly recorded.

Vote by Mail. Registered shareholders can vote by mail by simply indicating your response on your proxy card, dating and signing it, and returning your proxy card in the postage-paid envelope provided. If the envelope is missing, please mail your completed proxy card to The Dun & Bradstreet Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717.

Beneficial Holders

If your shares are held in street name, the Notice of Internet Availability of Proxy Materials mailed to you from the organization that is the record owner of your shares contains instructions on how to vote your shares. Beneficial holders that received a printed copy of the proxy materials may complete and mail the proxy card or may vote by telephone or over the Internet as instructed by that organization in the proxy card. For a beneficial holder to vote in person at the Annual Meeting, you must obtain a legal proxy from the record owner.

Revocation of Proxies

A shareholder of record can revoke a proxy at any time before the vote is taken at the Annual Meeting by sending written notice of the revocation to our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708, by submitting another proxy that is properly signed and bears a later date, or by voting in person at the meeting. All properly executed proxies not revoked will be voted at the meeting in accordance with their instructions.

Voting Shares in the D&B Plans

If you are a current or former employee who currently holds D&B shares in your name in our Employee Stock Purchase Plan, or ESPP, and in the D&B Common Stock Fund of our 401(k) Plan or the Moody’s Corporation Profit Participation Plan, referred to as the PPP, you are entitled to give voting instructions for the shares held in your account. If you receive a printed copy of the proxy materials by mail, you will receive only one proxy card for all of the D&B shares you hold in the ESPP, 401(k) Plan or PPP. Your proxy card will serve as a voting instruction card for the plans’ trustees. However, most active employees who have shares in these plans will receive an e-mail containing instructions on how to access our proxy materials and how to vote such shares on the Internet.

For the 401(k) Plan or the PPP, if you do not vote your shares or specify your voting instructions on your proxy card, the plan’s trustee will vote your shares in the same proportion as the shares for which voting instructions have been received from other participants of the 401(k) Plan and PPP, except as otherwise required by law. For the ESPP, the plan’s trustee will only submit voting instructions for the shares for which voting instructions have been received. To allow sufficient time for voting by the trustees of the plans, your voting instructions must be received by the applicable trustee by April 30, 2010.

List of Shareholders

The names of registered shareholders of record entitled to vote at the Annual Meeting will be available for inspection at the Annual Meeting and, for ten days prior to the meeting, at the office of our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708.

Householding Information

We have adopted a procedure approved by the SEC called “householding.” Under this procedure, shareholders of record who have the same address and last name and do not participate in electronic delivery of proxy materials will receive only one copy of our Proxy Statement and Annual Report, unless one or more of the shareholders at that address notifies us that they wish to continue receiving individual copies. We believe this procedure provides greater convenience to our shareholders and saves money by reducing our printing and mailing costs and fees.

If you and other shareholders of record with whom you share an address and last name currently receive multiple copies of our Proxy Statement and Annual Report and would like to participate in our householding program, please contact Broadridge by calling toll-free at 800-542-1061, or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New York 11717. Alternatively, if you participate in householding and wish to revoke your consent and receive separate copies of our Proxy Statement and Annual Report, please contact Broadridge as described above.

A number of brokerage firms have instituted householding. If you hold your shares in street name, please contact your bank, broker or other holder of record to request information about householding.

Proxy Solicitation

Our directors, officers and employees may solicit proxies on our behalf by communicating with shareholders personally or by telephone, facsimile, e-mail or mail. We have also retained the firm of Morrow & Co., LLC, 470 West Ave, Stamford, Connecticut 06902, to assist in the solicitation of proxies for a fee estimated at $6,500 plus expenses. We will pay all expenses related to such solicitations of proxies. D&B and Morrow & Co. will request banks and brokers to solicit proxies from their customers, where appropriate, and will reimburse them for reasonable out-of-pocket expenses.

Quorum and Voting Requirements

Our bylaws provide that a majority of the shares issued, outstanding and entitled to vote, whether present in person or represented by proxy, constitute a quorum at meetings of shareholders. Abstentions and broker “non-votes” are counted for purposes of establishing a quorum. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker has not received instructions from the beneficial owner and does not have discretionary voting power for that particular matter. Brokers are permitted by the NYSE to vote shares without instructions from beneficial owners on routine matters, which includes only Proposal No. 2 (ratification of the appointment of our independent registered public accounting firm for 2010) discussed below.

Please note that this year the rules that guide how brokers may vote your stock have changed. Brokers may no longer vote your shares on the election of directors in the absence of your specific instructions as to how to vote. Please return your proxy card so your vote can be counted.

Election of directors (Proposal No. 1) shall be determined by a majority of the voting power present in person or represented by proxy and entitled to vote on the matter. For purposes of this proposal, a majority of the voting power present means that the number of shares voted “for” a director must exceed the number of votes cast “against” that director. Shares present by proxy for which the shareholder abstains from voting for such nominees will not be counted for or against such nominee’s achievement of a majority. If a director is not elected, the director shall offer to tender his or her resignation to the Board. The Board Affairs Committee will make a recommendation to the Board on whether to accept or reject the resignation, or whether other action should be taken. The Board will act on the Committee’s recommendation and publicly disclose its decision and the rationale behind it within 90 days from the date of the certification of the election results. The director who tenders his or her resignation will not participate in the Board’s decision.

Ratification of the appointment of the independent registered public accounting firm (Proposal No. 2) and approval of the proposal requesting that our Board take the steps necessary to change each voting requirement in the Company’s charter and bylaws that calls for greater than simple majority vote to a simple majority vote (Proposal No. 3) shall each be determined by the affirmative vote of the holders of a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote on the applicable matter. Thus, shares present at the meeting that are not voted for the matter and shares present by proxy for which the shareholder abstains from voting on the matter, will not be counted towards each such matter’s achievement of a majority.

Shareholder Account Maintenance

Our transfer agent is BNY Mellon Shareowner Services, or BNY Mellon. All communications concerning accounts of registered shareholders, including address changes, name changes, inquiries as to requirements to transfer shares of our common stock and similar issues, can be handled by contacting BNY Mellon using one of the following methods:

•	toll-free at 866-283-6792 for U.S. and Canada holders (International holders dial 201-680-6578; hearing-impaired holders dial 800-231-5469);

•	at BNY Mellon’s website www.bnymellon.com/shareowner/isd; or

•	by writing to BNY Mellon Shareowner Services, P.O. Box 358015, Pittsburgh, Pennsylvania 15252.

CORPORATE GOVERNANCE

Board of Directors

Our Board of Directors consists of twelve members, all of whom are independent except for our Chairman of the Board, Steven W. Alesio, who served as Chief Executive Officer for all of 2009, and our President and Chief Executive Officer, Sara Mathew. The objective of our Board of Directors is to conduct our business activities so as to enhance shareholder value. Our Board of Directors believes that good corporate governance practices support successful business performance and thus the creation of shareholder value. To institutionalize the Board’s view of governance, our Board has adopted Corporate Governance Principles. These principles, which were last reviewed in November 2009, cover Board composition and performance (e.g., director independence, qualifications of directors, outside directorships and committee service, selection of director nominees, director orientation and continuing education), the relationship of the Board with senior management (e.g., attendance of non-directors at Board meetings and Board access to senior leadership), Board meetings, Board committee review and management review.

The Board has four standing committees: the Audit Committee, the Board Affairs Committee, the Compensation & Benefits Committee and the Innovation & Technology Committee. Each Board committee has its own charter setting forth its purpose and responsibilities, including those required by the NYSE listing standards. Each of the committees and their charters are described in more detail below.

Our Corporate Governance Principles and the charters of our Audit Committee, Board Affairs Committee, Compensation & Benefits Committee and Innovation & Technology Committee are available in the Investors section of our website (www.dnb.com) and are also available in print, without charge, to any shareholder upon request to our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708.

Leadership Structure of the Board. Our Board is currently led by our Chairman of the Board, Steven W. Alesio, who also served as our CEO in 2009. Upon Mr. Alesio’s retirement in June 2010, Sara Mathew, who assumed the CEO role on January 1, 2010, will assume the additional role of Chairman. D&B’s Board of Directors does not have a policy on whether the roles of Chairman of the Board and CEO should be separate; however, these positions have historically been held by the same person. The Board Affairs Committee of the Board of Directors annually evaluates governance trends and issues and reports its conclusions to the Board. Specifically, it evaluated the roles of Chairman and CEO in May 2009 and concluded that having a single Chairman and CEO is appropriate for our Company.

Our Board believes that its leadership structure is effective in providing independent oversight of management, including with respect to one of the Board’s primary functions – enhancing shareholder value. The Chairman of the Board has neither a greater nor lesser vote on matters considered by the Board than any other director. All directors of our Company are bound by fiduciary obligations, imposed by law, to serve the best interests of our shareholders. Additionally, our Board believes that there are certain efficiencies inherent in having the CEO (who is the person responsible for the day-to-day operations and strategy of the Company) chair the Board of Directors, such as ensuring efficiency and clarity in decision making and that key business issues are brought to the Board’s attention.

Our Board of Directors acknowledges that independent Board leadership is important. Accordingly, the Company’s Corporate Governance Principles provide for an independent Presiding Director to be designated by the Board from time to time. The role of the Company’s Presiding Director is to preside over the non-management executive sessions of the Board of Directors. The Presiding Director may also call a meeting of the non-management directors at any time. Michael R. Quinlan has served as our Presiding Director since October 2002. More information relating to Mr. Quinlan’s role as Presiding Director can be found under the “Board Meetings” section of this proxy statement.

In addition, our Board and committee composition promotes independence and protects against too much power being placed with the Chairman and CEO. All of the Board committees are comprised entirely of independent directors as determined under criteria established by the NYSE and set forth in our Corporate Governance Principles. As a result of this structure, independent directors oversee such critical matters as the integrity of the Company’s financial statements, the compensation of executive management (including the CEO), the direction of the Company’s innovation and technology strategy, the selection and evaluation of directors and the development and implementation of the Company’s corporate governance policies and structures. In addition, ten of the twelve members of our Board are independent under the foregoing standards. Our Board believes that its leadership structure enhances the Board’s ability to provide insight and direction to management on important strategic initiatives and, at the same time, ensures that the appropriate level of independent oversight is applied to all Board decisions.

The Board’s Role in Risk Oversight. The Board has delegated to the Audit Committee and the Innovation & Technology Committee certain matters related to enterprise risk management, including (1) in the case of the Audit Committee, reviewing with management and the auditors the Company’s enterprise risk assessment process and risk categories, and (2) in the case of the Innovation & Technology Committee, reviewing with management the commercial risks of the Company’s technology infrastructure and platforms, including marketplace and financial risk. In addition, as part of its annual process to identify and prioritize risks to the Company, management uses the framework set forth by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”) and segregates risks into four categories based on their nature and/or potential significance – strategic risk, financial risk, operational risk and compliance risk. Management reviews with the Audit Committee the risk assessment process, the various enterprise risks, the prioritization of the identified risks and its mitigation plans. In addition, the Leader of Internal Audit and Enterprise Risk Management reports both to the Chief Financial Officer as well as to the Chair of the Audit Committee. The Audit Committee reviews and discusses with the Leader of Internal Audit and Enterprise Risk Management the Company’s internal system of audit and financial controls, internal audit plans, and the periodic report of audit activities. In addition, the Principal Accounting Officer discusses financial controls with the Audit Committee in his capacity as leader of our Sarbanes-Oxley controls. Finally, on a quarterly basis management reviews its progress on the testing and mitigation of any identified risks with the Audit Committee.

Independence of the Board and Committees

Our Corporate Governance Principles require that at least two-thirds of the Board meet the criteria for independence established by the NYSE and applicable laws. After considering all relevant facts and circumstances, our Board has determined that each of its members, except as noted above, Steven W. Alesio, our Chairman of the Board, and Sara Mathew, our President and CEO, is independent under the NYSE listing standards and applicable laws. Our Board has also determined that each member of the Audit Committee, the Board Affairs Committee, the Compensation & Benefits Committee and the Innovation & Technology Committee (while not technically required for the I&TC) is independent under the NYSE listing standards and applicable laws.

Pursuant to NYSE rules, a director is not independent if the director is, or has been within the last three years, an employee of the Company. In addition, for a director to be considered independent, the Board must affirmatively determine that the director has no material relationship with us (either directly or indirectly, such as a partner, shareholder or officer of an organization that has a relationship with us). Our Corporate Governance Principles set forth categorical standards to assist the Board in determining what constitutes a material relationship with us. Generally, under these categorical standards, the following relationships are deemed not to be material:

•	the director is the beneficial owner of less than five percent of our outstanding equity interests;

•

the director is an officer or other employee of an entity, or his or her immediate family member is an executive officer (as defined in Section 303A.02 of the NYSE listing standards) of an entity that, in either case, has received payments from us for property or services or has made payments to us for property or services and the amount of such payments in each of the last three fiscal years is less than the greater of $1 million, or 2% of the entity’s consolidated gross revenues (as such term is construed by the NYSE for purposes of Section 303A.02(b)(v));

•

the director is a director or officer of an entity that is indebted to us, or to which we are indebted, and the total amount of indebtedness is less than 2% of the total consolidated assets of such entity as of the end of the previous fiscal year;

•

the director, or any entity in which the director is an equity owner, director, officer or other employee, has obtained products or services from us on terms generally available to our customers for such products or services; or

•

the director is an officer, trustee, director or is otherwise affiliated with a tax-exempt organization and we made, within the preceding three fiscal years, contributions in any fiscal year that were less than the greater of (i) $1 million, or (ii) 2% of the tax-exempt organization’s consolidated gross revenues (as such term is construed by the NYSE for purposes of Section 303A.02(b)(v)), based upon the tax-exempt organization’s latest publicly available information.

The Board retains the sole right to interpret and apply the foregoing standards in determining the materiality of any relationship. Also, in determining the independence of our directors, the Board considers the tenure of each director.

Board Meetings

Our Board held 10 meetings in 2009, with no director attending fewer than 75% of the aggregate number of meetings of the Board and of the Committees of the Board on which he or she served.

The Chairman of the Board drafts the agenda for each Board meeting and distributes it to the Board in advance of each meeting. Each Board member is encouraged to suggest items for inclusion on the agenda.

Information and data that are important to the Board’s understanding of the business and of scheduled agenda items are distributed sufficiently in advance of each Board meeting to give the directors a reasonable opportunity for review. Generally, directors receive Board materials no fewer than three days in advance of a meeting.

Our non-management directors meet in regularly scheduled executive sessions without members of management. Michael R. Quinlan serves as Presiding Director. His responsibilities in this role include presiding over executive sessions of the Board. Mr. Quinlan also performs such other responsibilities as the Board may from time to time delegate to him to assist the Board in performing its responsibilities. In the event of Mr. Quinlan’s absence from any executive session, the Chairman of the Board will designate a substitute Presiding Director. The non-management directors held five executive sessions of the Board in 2009.

Committees and Meetings

The table below provides the current membership information and number of meetings for each of the Audit Committee, Board Affairs Committee, Compensation & Benefits Committee and Innovation & Technology Committee. Effective August 5, 2009, our Board of Directors created the Innovation & Technology Committee and reconstituted the membership of each of its committees, except the Audit Committee.

Name	Innovation & Technology	Audit	Board Affairs	Compensation & Benefits
Austin A. Adams	X	X
John W. Alden			X*	X
Christopher J. Coughlin (1)		X*		X
James N. Fernandez		X	X
Jonathan J. Judge (2)	X			X
Victor A. Pelson		X		X
Sandra E. Peterson	X*		X
Michael R. Quinlan			X	X*
Naomi O. Seligman	X	X
Michael J. Winkler	X			X
Committee Meetings held in 2009	1	7	3	7

*	Committee Chair
(1)	Mr. Coughlin was appointed Chairman of our Audit Committee effective January 1, 2010.
(2)	Mr. Judge was appointed to our Innovation & Technology Committee effective January 1, 2010.

The Audit Committee. Under the terms of its Charter, the Audit Committee’s primary function is to appoint annually the independent registered public accounting firm and to assist the Board in the oversight of: (1) the integrity of our financial statements, (2) the independent registered public accounting firm’s qualifications and independence, (3) the performance of our internal audit function and independent registered public accounting firm, and (4) our compliance with legal and regulatory requirements. The Report of the Audit Committee can be found under the “Audit Committee Information” section of this proxy statement.

Our Board has reviewed the qualifications and experience of each of the Audit Committee members and determined that all members of the Audit Committee are “financially literate” as defined by the NYSE listing standards.

Our Board has also determined that Christopher J. Coughlin and James N. Fernandez each qualify as an “audit committee financial expert” as that term has been defined by the rules of the SEC and have “accounting or related financial management expertise” within the meaning of NYSE listing standards.

The Board Affairs Committee. Under the terms of its Charter, the Board Affairs Committee’s primary responsibilities include: (1) identifying individuals qualified to become Board members, (2) recommending candidates to fill Board vacancies and newly created director positions, (3) recommending whether incumbent directors should be nominated for reelection to the Board upon expiration of their terms, (4) developing and recommending to the Board a set of corporate governance principles applicable to the Board and our employees and (5) overseeing the evaluation of the Board.

In accordance with our Corporate Governance Principles and the Board Affairs Committee Charter, the Board Affairs Committee oversees the entire process of selection and nomination of Board nominees, including screening candidates for directorships in accordance with the Board-approved criteria described below. The Committee, with input from the Chairman of the Board, will identify individuals believed to be qualified to become Board members. The Committee solicits candidates from its current directors and, if deemed appropriate, retains for a fee, a third-party search firm to identify and help evaluate candidates. The Committee will recommend candidates to the Board to fill new or vacant positions based on such factors as it deems appropriate, including independence, professional experience, personal character, diversity, outside commitments (e.g., service on other Boards) and particular areas of expertise—all within the context of the needs of the Board. The Committee does not use a formula for these factors, including diversity, but instead applies its judgment based on the needs of the Company.

The Board Affairs Committee will also consider nominees recommended by our shareholders. Any shareholder wishing to propose a nominee for consideration by the Board Affairs Committee may nominate persons for election to the Board of Directors if such shareholder complies with the notice procedures set forth in our bylaws and summarized under the “Shareholder Proposals for the 2011 Annual Meeting” section of this proxy statement. The Committee uses the same criteria described above to evaluate nominees recommended by our shareholders.

No individuals were proposed for nomination by any shareholders in connection with this proxy statement or the 2010 Annual Meeting of Shareholders.

The Compensation & Benefits Committee. Under the terms of its Charter, the primary function of the Compensation & Benefits Committee, or C&BC, is to discharge the Board’s responsibilities relating to compensation of both our Chairman and our CEO and our other executive officers. Among other things, the C&BC: (1) evaluates the CEO’s performance and reviews with the CEO the performance of other executive officers, (2) establishes and administers our policies, programs and procedures for compensating our executive officers, (3) has oversight responsibility for the administration of our employee benefits plans, and (4) oversees the evaluation of management. The C&BC may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent otherwise permitted by applicable plans (including employee benefits plans subject to ERISA), laws or regulations (including NYSE listing standards), to any other body, individual or management.

The C&BC has appointed the following committees comprised of employees of the Company to perform certain settlor, fiduciary and administrative responsibilities for our employee benefit plans:

•

The Plan Benefits Committee, which severally with the C&BC has settlor powers with respect to employee benefit plans, except that the Plan Benefits Committee cannot take any action with respect to an employee benefit plan or create or terminate an employee benefit plan if it would result in an annual financial impact to the Company of greater than $1 million and the Plan Benefits Committee cannot take any action that is within the province of the Qualified Plan Investment Committee or the Plan Administration Committee;

•

The Qualified Plan Investment Committee, which severally with the C&BC has certain fiduciary and administrative powers under the employee benefit plans with respect to the plans’ investments and financial performance of the assets of the plans; and

•

The Plan Administration Committee, which severally with the C&BC has fiduciary and administrative powers under the employee benefit plans to implement and maintain the administrative and claims procedures for the plans.

The C&BC may also delegate to our CEO the authority to make limited grants under our equity compensation plans to non-executive officers. A detailed description of our processes and procedures for the determination of compensation for our executive officers and directors, including the role of the C&BC, our independent compensation consultant and our Chairman and our CEO in determining or recommending the amount or form of compensation, is included in the “Compensation Discussion & Analysis” section of this proxy statement.

The C&BC has retained the services of an independent third-party compensation consultant, Hewitt Associates. The mandate to the consultant is to work for the C&BC in connection with its review of executive and director compensation practices, including the competitiveness of executive pay levels, executive incentive design issues, market trends in executive compensation, and technical considerations. The nature and scope of services rendered by Hewitt Associates on the C&BC’s behalf is described below:

•

Competitive market pay analyses for executive positions, including Total Compensation Measurement™ services, proxy data studies, Board of Director pay studies, dilution analyses, and market trends in executive and non-employee director compensation;

•	Ongoing support with regard to the latest relevant regulatory, governance, technical, and/or financial considerations impacting executive compensation and benefit programs;

•	Assistance with the redesign of executive compensation or benefit programs, as needed; and

•	Preparation for and attendance at selected management, C&BC or Board meetings.

For 2009, fees for executive compensation consulting services totaled $283,945 and fees performed by Hewitt Associates for non-executive compensation consulting services totaled $1,986,118. The decision to engage Hewitt Associates in the performance of non-executive compensation consulting services was recommended and made by management; such consulting services covered work on behalf of the Company in the areas of retirement, pension trust, health and welfare, communications, and international compensation and benefits. As part of its annual update, during the year Hewitt Associates informed the C&BC of all the consulting services provided to the Company as well as the associated fees. In addition, the C&BC reviewed the steps taken by Hewitt Associates to ensure the independence of its executive compensation consulting services to the Company, including adherence to its code of conduct and measures to separate the operation of its executive compensation consulting practice from its other businesses. The C&BC did not direct Hewitt Associates to perform the above executive compensation consulting services in any particular manner or under any particular method. The C&BC evaluates the consultant periodically and has the final authority to hire and terminate the consultant.

On February 1, 2010, Hewitt Associates announced the partial spin-off of its executive compensation consulting business in North America. Under the agreement, a select number of Hewitt principals and consultants (including the Company’s third-party executive compensation consultant) will be leaving Hewitt to form Meridian Compensation Partners LLC; Meridian will operate as an independent executive compensation consulting firm designed to meet the new governance standards.

The Innovation & Technology Committee. Under the terms of its Charter, the primary function of the Innovation & Technology Committee, or I&TC, is to review our approach to information technology and innovation, including: (1) reviewing the information technology platforms required to enable customer centric new innovation, cost effective organic growth and competitive advantage with respect to M&A opportunities, (2) reviewing the process and approach required to drive product innovation such as customer research, design and product development to enable customer success, (3) advising the innovation and technology senior management team as may be needed in connection with the Committee’s duties and responsibilities outlined above and (4) assisting the Board of Directors in fulfilling its oversight responsibilities regarding the Company’s information technology and innovation.

The I&TC may also delegate all or a portion of its duties and responsibilities to a subcommittee or, to the extent otherwise permitted by applicable laws or regulations, to any other body, individual or management.

Communications with the Board and Audit Committee

We have a process in place that permits shareholders and other interested persons to communicate with our Board of Directors through its Presiding Director, Michael R. Quinlan, and the Audit Committee through its Chair, Christopher J. Coughlin. To report complaints about our accounting, internal accounting controls or auditing matters, shareholders and other interested persons should write to the D&B Audit Committee Chair, care of our third party compliance vendor, at: Listen Up Reports, Post Office Box 274, Highland Park, Illinois 60035.

To report all other concerns to the non-management directors, shareholders and other interested persons should write to the Presiding Director of the D&B Board, care of Listen Up Reports at the address noted above. Communications that are not specifically addressed will be provided to the Presiding Director of our Board. Concerns can be reported anonymously by not including a name and/or contact information, or confidentially by marking the envelope containing the communication as “Confidential.” Copies of all communications will be simultaneously provided to our compliance officer unless marked “Confidential.” These instructions can also be found in the Corporate Governance information maintained in the Investors section of our website (www.dnb.com).

Attendance at Annual Meetings

We expect directors to be available to attend our Annual Meeting of Shareholders. All directors attended our 2009 Annual Meeting.

Service on Multiple Audit Committees

Our Corporate Governance Principles prohibit our Audit Committee members from serving as members of more than two other public company audit committees without the Board’s approval. Any determination by the Board approving of service on more than two other public company audit committees will be disclosed in our annual proxy statement. No Audit Committee member currently serves on more than one other audit committee of a public company.

Transactions with Related Persons

There are no reportable transactions pursuant to this requirement.

Procedures for Approval of Related Persons Transactions

Our Board of Directors recognizes that related persons transactions present a heightened risk of conflicts of interest and therefore has adopted a written policy to be followed in connection with all related persons transactions involving D&B.

Under this policy, the Board has delegated to the Board Affairs Committee the responsibility for reviewing certain related persons transactions in excess of $120,000, in which the related person may have a direct or indirect interest. The Board has empowered our General Counsel to review all related persons transactions in excess of $120,000. Our General Counsel will refer to the Board Affairs Committee those transactions in which the related person may have a direct or indirect material interest. For purposes of this policy, a transaction includes, but is not limited to, any financial transaction, arrangement or relationship (including any guarantee of indebtedness) or any series of similar transactions, arrangements or relationships.

In approving related persons transactions, the Board Affairs Committee shall determine whether each related persons transaction referred to the Committee was the product of fair dealing and whether it was fair to D&B.

Under this policy, we remind our directors and executive officers of their obligation to inform us of any related persons transaction and any proposed related persons transaction. In addition, we review our records and inquire of our directors and executive officers to identify any person who may be considered a related person. Using this information, we search our books and records for any related persons transactions that involved amounts, individually or in the aggregate, that exceeded $120,000.

Promoters and Control Persons

There are no reportable transactions pursuant to this requirement.

Compensation Committee Interlocks and Insider Participation

None of the members of our C&BC are, or have been, an employee or officer of D&B. During fiscal year 2009, no member of our C&BC had any relationship with D&B requiring disclosure under Item 404 of Regulation S-K, the SEC rule regarding disclosure of related person’s transactions. During fiscal year 2009, none of our directors or executive officers served on the compensation committee or equivalent or board of directors of another entity whose executive officer(s) served as a director of D&B or a member of our C&BC.

Code of Conduct

We have adopted a Code of Conduct that applies to all of our directors, officers and employees (including our chief executive officer, chief financial officer and principal accounting officer) and have posted the Code of Conduct in the Investors section of our website (www.dnb.com). We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K, if any, relating to amendments to or waivers from any provision of our Code of Conduct applicable to our chief executive officer, chief financial officer and principal accounting officer by posting this information on our website.

Our Code of Conduct is also available in print, without charge, to any shareholder upon request to our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708.

COMPENSATION OF DIRECTORS

Overview of Non-employee Director Compensation

For 2009, our non-employee directors’ total compensation program consisted of both cash and equity-based compensation awards as follows:

•	Annual cash retainer of $50,000;

•	Additional annual cash retainer to each committee chairperson of $15,000; and

•

Annual equity grant of restricted stock units with a value of approximately $120,000 (based on the mean of the high and low trading prices of our common stock on the date of grant) which vest in full on the third anniversary of the date of grant and are payable in shares of our common stock upon vesting.

Cash compensation is paid in semi-annual installments on the first business day in March and July of each year. No separate fees are paid for attendance at Board or Committee meetings. The annual equity grant is made at the beginning of the year, typically early February, five business days after the release of the Company’s year-end earnings statement.

In addition, non-employee directors may elect to defer all or a portion of their annual cash retainer and/or committee chairperson cash retainer into our non-employee directors’ deferred compensation plan. Directors who defer their cash retainers into the D&B Common Stock Fund under our non-employee directors’ deferred compensation plan receive a 10% premium payment credited to their account. This premium vests in three years provided that the director does not transfer the underlying deferred amounts out of the stock fund prior to vesting.

Upon joining the Board, each new non-employee director receives a one-time stock option grant with a grant value of approximately $35,000 (based on a modified Black-Scholes methodology). These stock options vest in full one year from the date of grant.

In 2009, exclusive of the 10% premium, the total compensation paid to each of our non-employee directors was approximately $170,000. Each non-employee director who served as a committee chairperson received an additional $15,000. In 2009, 65% to 71% of the total compensation for each director was paid in the form of equity (exclusive of the 10% premium). This ratio ensures that the interests of directors are aligned with those of our shareholders and underscores the Board’s commitment that its non-employee directors have a significant stake in the success of D&B.

In 2009, the mix of equity in the non-employee directors’ compensation (total value of approximately $120,000) was changed from 50% stock options and 50% restricted stock units to 100% restricted stock units after the C&BC had completed a review of market practice among our compensation comparison group.

Non-employee directors are also provided with the following benefits:

•	Reimbursement for reasonable company-related travel;

•	Director continuing education and other expenses;

•	Travel accident insurance when traveling on company business;

•	Personal liability insurance; and

•	Participation in our charitable matching gift program of up to $4,000 per calendar year.

Only non-employee directors receive compensation for serving on the Board. Directors who are also employees receive no additional compensation for their service as directors.

External Benchmarking

The annual review of our non-employee directors’ compensation program was conducted by our independent third-party compensation consultant, Hewitt Associates, retained by the C&BC. The review was completed to ensure that the non-employee directors’ compensation program was competitive with current market practice and trends, was consistent with the principles of good governance, and was aligned with the interests of shareholders. As a result of our annual review and based on the C&BC’s recommendation, the Board determined that, in 2010, no change would be made to the total compensation program for our non-employee directors.

Stock Ownership Guidelines

Non-employee directors are required to hold 50% of all shares and restricted stock units obtained through the non-employee director compensation program throughout their tenure as directors of D&B, including net shares acquired upon the exercise of stock options. These guidelines further align the interests of directors and shareholders.

The following table summarizes the compensation paid to our non-employee directors in 2009:

Non-employee Director Compensation Table

Name	Fees Earned or Paid in Cash ($) (1)	Stock Awards ($) (2) (3)	All Other Compensation ($) (4) (5)	Total ($)
Austin A. Adams	50,000	119,927	5,250	175,177
John W. Alden	65,000	121,863	4,000	190,863
Christopher J. Coughlin	50,000	121,044	9,000	180,044
James N. Fernandez	50,000	119,927	9,000	178,927
Jonathan J. Judge	50,000	119,927	1,000	170,927
Victor A. Pelson	65,000	121,863	4,000	190,863
Sandra E. Peterson	56,073	125,620	8,000	189,693
Michael R. Quinlan	65,000	119,927	10,500	195,427
Naomi O. Seligman	50,000	132,627	0	182,627
Michael J. Winkler	50,000	119,927	9,000	178,927

(1)	In addition to the $50,000 annual cash retainer, the following non-employee directors received fees for serving as Committee chairpersons: Mr. Alden—$15,000 (for serving as Chair of the Board Affairs Committee); Mr. Pelson—$15,000 (for serving as Chair of the Audit Committee); Ms. Peterson—$6,073 pro rata (for serving as Chair of the Innovation and Technology Committee as of August 5, 2009); and Mr. Quinlan—$15,000 (for serving as Chair of the C&BC).
(2)	Amounts shown represent the aggregate grant date fair value. For more information on how we value stock-based awards for directors, which is similar to our valuation for our employees (including all assumptions made in such valuation), refer to “Note 11. Employee Stock Plans” in the “Notes to Consolidated Financial Statements” in our Form 10-K for the fiscal year ended December 31, 2009.

(3)	During 2009, each non-employee director was granted 1,507 restricted stock units, or RSUs, on February 4, 2009. In addition, the following five non-employee directors received RSUs reflecting payment of a dividend equivalent in units on RSUs whose restrictions had lapsed:

Name	Date	Number of RSUs
John W. Alden	3/1/2009	10
	7/3/2009	15
Christopher J. Coughlin	7/3/2009	14
Victor A. Pelson	3/1/2009	10
	7/3/2009	15
Sandra E. Peterson	3/1/2009	10
	7/3/2009	15
	8/14/2009	50
Naomi O. Seligman	8/14/2009	169

The per share grant date fair value is equal to the mean of the high and low trading prices of D&B stock on the NYSE as of the date of grant. On February 4, 2009, the per share grant date fair value was $79.58. Therefore, excluding dividend equivalent units, the total full fair value for RSUs granted to each non-employee director in 2009 was approximately $120,000. These RSUs vest in full on the third anniversary of the date of grant or at the director’s termination of service, whichever is earlier. Dividend equivalent units vest in full when the restrictions on the corresponding RSUs lapse. The timing of the RSU grants was consistent with our practice since 2003 to have annual grants of equity to directors reviewed by the C&BC and approved by the Board at the first meeting of the year and to set the grant date associated with equity as five business days after our annual earnings release.

(4)	All non-employee directors, other than Messrs. Alden, Judge, and Pelson and Ms. Seligman, elected to defer all or a portion of their 2009 cash retainers into the D&B Common Stock Fund under our non-employee directors’ deferred compensation plan. The directors received a 10% premium on such deferred amounts. The 10% premiums are credited as additional deferrals under the D&B Common Stock Fund and vest on the third anniversary of the deferral; provided that none of the related deferred amounts are removed from the fund prior to this time. For the non-employee directors who elected to defer amounts into the D&B Common Stock Fund, the 10% premium was: Mr. Adams—$1,250; Messrs. Coughlin, Fernandez and Winkler—$5,000 each; Ms. Peterson—$4,000 and Mr. Quinlan—$6,500.
(5)	In addition, amounts shown for Messrs. Adams, Alden, Coughlin, Fernandez, Pelson, Quinlan, Winkler and Ms. Peterson include matching gifts of $4,000 each and, for Mr. Judge, $1000, made pursuant to the D&B Corporate Giving Program available to all of our employees and non-employee directors.

As of December 31, 2009, the aggregate number of stock awards (including units held in the D&B Common Stock Fund under our non-employee directors’ deferred compensation plan, legacy deferred performance shares and legacy phantom stock) and stock options outstanding for each non-employee director was as follows:

Equity Awards Outstanding as of December 31, 2009

Non-employee Director	Stock Awards (#)	Option Awards (#)
Austin A. Adams	3,378	4,015
John W. Alden	2,817	9,752
Christopher J. Coughlin	7,065	11,325
James N. Fernandez	8,390	11,325
Jonathan J. Judge	1,558	1,650
Victor A. Pelson	5,764	20,787
Sandra E. Peterson	5,203	23,211
Michael R. Quinlan	27,430	34,839
Naomi O. Seligman	3,657	20,787
Michael J. Winkler	7,913	8,546

AUDIT COMMITTEE INFORMATION

Report of the Audit Committee

The Board of Directors has determined that each member of the Audit Committee is “independent” within the meaning of the SEC regulations and the NYSE listing standards. The Audit Committee selects our independent registered public accounting firm. Management has the primary responsibility for our financial reporting process, including our system of internal controls, and for the preparation of consolidated financial statements in compliance with generally accepted accounting principles, applicable laws and regulations. Our independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board and expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles in the United States and the effectiveness of internal control over financial reporting. It is not the Audit Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures.

Management has represented to the Audit Committee that our financial statements were prepared in accordance with generally accepted accounting principles in the United States, and the Audit Committee has reviewed and discussed the financial statements with management and the independent registered public accounting firm in the course of performing its oversight role.

The Audit Committee has discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication With Those Charged With Governance). In addition, the Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from us and D&B’s management. The Audit Committee also considered whether the independent registered public accounting firm’s provision of non-audit services to us is compatible with the firm’s independence.

The Audit Committee met regularly with the internal auditor and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of our internal controls, and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2009 for filing with the SEC.

Audit Committee

Christopher J. Coughlin, Chairman

Austin A. Adams

James N. Fernandez

Victor A. Pelson

Naomi O. Seligman

February  18, 2010

Audit Committee Pre-approval Policy

The Audit Committee of the Board of Directors has adopted an Audit Committee Pre-approval Policy. In accordance with this policy, the independent registered public accounting firm may not provide certain prohibited services. In addition, the Audit Committee must pre-approve the engagement terms and fees, and any changes to those terms and fees, of all audit and non-audit services performed by PricewaterhouseCoopers LLP. All pre-approval requests submitted to the Audit Committee are required to be accompanied by backup documentation and a view from PricewaterhouseCoopers LLP and our chief financial officer that the services will not impair the independent registered public accounting firm’s independence. The policy does not include any delegation of the Audit Committee’s responsibilities to management. The Audit Committee may delegate its authority to one or more of its members, subject to an overall annual limit. Pre-approvals by the delegated member or members must be reported to the Audit Committee at its next scheduled meeting.

Fees Paid to Independent Registered Public Accounting Firm

The aggregate fees billed to us by PricewaterhouseCoopers LLP for the last two fiscal years are as follows:

	Fiscal Year Ended December 31,
	2009	2008
	(In thousands)
Audit Fees (1)	$4,570	$4,763
Audit Related Fees (2)	599	398
Tax Fees (3)	503	556
All Other Fees	—	—

Total Fees	$5,672	$5,717

(1)	Consists primarily of professional fees for services provided in connection with the audit of our financial statements, review of our quarterly financial statements, the audit of the effectiveness of internal control over financial reporting with the objective of obtaining reasonable assurance as to whether effective internal control over financial reporting was maintained in all material respects, the attestation of management’s report on the effectiveness of internal control over financial reporting, and services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings.
(2)	Consists primarily of fees for audits of our employee benefit plans and services in connection with the review of certain compensation-related disclosures in our proxy statement and post merger and acquisition activity reviews.
(3)	Consists primarily of foreign tax planning and assistance in the preparation and review of our foreign income tax returns.

PROPOSAL NO. 1

ELECTION OF DIRECTORS

The members of our Board of Directors are classified into three classes, one of which is elected at each Annual Meeting of Shareholders to hold office for a three-year term and until successors of such class are elected and have qualified.

Upon recommendation of the Board Affairs Committee, the Board of Directors has nominated John W. Alden, Christopher J. Coughlin and Sara Mathew for election as Class I Directors at the 2010 Annual Meeting for a three-year term expiring at the 2013 Annual Meeting of Shareholders. Victor A. Pelson, currently serving as a Class I Director, has reached the recommended retirement age established under D&B’s Corporate Governance Principles and will be retiring from the Board in May 2010 immediately prior to our 2010 Annual Meeting. Mr. Pelson is not included as a nominee below for election at the 2010 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE NOMINEES NAMED ABOVE AS DIRECTORS.

Nominees for Election as Directors with Terms Expiring at the 2013 Annual Meeting

John W. Alden

Retired Vice Chairman

United Parcel Service, Inc.

John W. Alden, age 68, has served as a director of D&B since December 2002, and is Chairman of the Board Affairs Committee and a member of the Compensation & Benefits Committee. Mr. Alden served with United Parcel Service, Inc. (UPS), the largest express package carrier in the world, for 35 years, serving on UPS’s board of directors from 1988 to 2000. His most recent role was as Vice Chairman of the Board of UPS from 1996 until his retirement in 2000. Mr. Alden is also a director of the following public companies: Arkansas Best Corporation, Barnes Group, Inc. and Silgan Holdings, Inc. He has not served as a director of any other public company in the last five years.

In assessing Mr. Alden’s skills and qualifications to serve on the D&B Board, our directors considered his extensive sales and marketing and general management experience, including strategic planning, gained during his 35 years at UPS, a complex and global company that serves, like D&B, small, medium and large U.S. and international businesses. Our Board also believes it benefits from Mr. Alden’s experience gained during his lengthy tenure on the board of UPS and as a director of other public companies.

Christopher J. Coughlin

Executive Vice President and Chief Financial Officer

Tyco International Ltd.

Christopher J. Coughlin, age 58, has served as a director of D&B since December 2004, and is Chairman of the Audit Committee and a member of the Compensation & Benefits Committee. Mr. Coughlin has served as Executive Vice President and Chief Financial Officer of Tyco International Ltd., a global business with leading positions in residential and commercial security, fire protection and industrial products and services, since March 2005. Previously, he served at The Interpublic Group of Companies, Inc. as Executive Vice President and Chief Operating Officer from June 2003 to December 2004, as Chief Financial Officer from August 2003 to June 2004, and as a director from July 2003 to July 2004. Prior to that, Mr. Coughlin served as Executive Vice President and Chief Financial Officer of Pharmacia Corporation from 1998 to 2003, and prior to that Mr. Coughlin served as Executive Vice President and Chief Financial Officer of Nabisco Holdings. Mr. Coughlin is also a director of the following public company: Covidien Ltd. He has not served as a director of any other public company in the last five years.

In assessing Mr. Coughlin’s skills and qualifications to serve on the D&B Board, our directors considered his significant financial expertise and general management experience gained from his executive officer/chief financial officer positions at four large public companies. This expertise and experience includes his understanding of operations, financial planning and controls, and evaluating and executing acquisition and divestiture transactions. The Board also values Mr. Coughlin’s qualification as an “audit committee financial expert” as that term has been defined by the rules of the SEC and his “accounting or related financial management expertise” within the meaning of NYSE listing standards. Finally, the Board believes it benefits from Mr. Coughlin’s experience serving on the board of another public company.

Sara Mathew

President and Chief Executive Officer

The Dun & Bradstreet Corporation

Ms. Mathew, age 54, has served as our Chief Executive Officer since January 2010 and as our President since March 2007, and was named to our board of directors in January 2008. She previously served as Chief Operating Officer from March 2007 to December 2009 and as Chief Financial Officer from August 2001 to February 2007 in addition to serving as President, D&B U.S. from September 2006 to February 2007, with additional leadership responsibility for strategy from January 2005 to February 2007. In addition, Ms. Mathew served as President, D&B International from January 2006 through September 2006. Before joining D&B, she served in various positions at Procter & Gamble, including Vice President of Finance for the ASEAN region from August 2000 to July 2001, Comptroller and Chief Financial Officer of the global baby care business unit from July 1998 to July 2000, and various other positions prior to that. Ms. Mathew is also a director of the following public company: Campbell Soup Company. She has not served as a director of any other public company in the last five years.

In assessing Ms. Mathew’s skills and qualifications to serve on the D&B Board, our directors considered her financial expertise and management experience gained through the various strategic leadership roles she has held at D&B since 2005, described above. The Board also values her various responsibilities in international and domestic finance and investor relations during her 18-year tenure at Procter & Gamble. Finally, the Board believes it benefits from Ms. Mathew’s experience gained as a director on the board of another U.S. public company that operates globally.

Directors with Terms Expiring at the 2011 Annual Meeting

Steven W. Alesio

Chairman of the Board

The Dun & Bradstreet Corporation

Steven W. Alesio, age 55, has served as our Chairman of the Board since May 30, 2005, and was named to our board of directors in May 2002. As previously announced by the Company, Mr. Alesio is expected to remain as Chairman of the Board through June 30, 2010, at which time he will retire from the Company and its Board of Directors. Mr. Alesio also served as Chief Executive Officer from January 2005 to December 2009, as Chief Operating Officer from May 2002 to December 2004, and as President from May 2002 to February 2007. He previously served as our Senior Vice President of Global Marketing, Strategy Implementation, E-Business Solutions™ and Asia-Pacific/Latin America from July 2001 to April 2002, with additional leadership responsibility for data and operations from February 2001 to April 2002, and as Senior Vice President of Marketing, Technology, Communications and Strategy Implementation from January 2001 to June 2001. Before joining D&B, Mr. Alesio was with the American Express Company for 19 years, most recently serving as President and General Manager of the Business Services Group and as a member of that company’s Planning and Policy Committee, a position he held from January 1996 to December 2000. Mr. Alesio is also a director of the following public company: Genworth Financial, Inc. He has not served as a director of any other public company in the last five years.

In assessing Mr. Alesio’s skills and qualifications to serve on the D&B Board, our directors considered the operations and management experience Mr. Alesio has gained through the various leadership roles he has held at D&B since 2001, described above. The Board also values Mr. Alesio’s expertise in the areas of marketing, small business and financial products gained during his 19-year tenure with American Express.

Jonathan J. Judge

President and Chief Executive Officer

Paychex, Inc.

Jonathan J. Judge, age 56, has served as a director of D&B since December 2008, and is a member of the Compensation & Benefits Committee and Innovation & Technology Committee. Mr. Judge has served as President and Chief Executive Officer of Paychex, Inc., a national provider of payroll, human resource and benefits outsourcing solutions for small to medium-sized businesses, since October 2004. Prior to that, he served as President and Chief Executive Officer of Crystal Decisions, Inc., an information management software company, from October 2002 through December 2003. From 1976 to 2002, Mr. Judge worked for IBM Corporation in various sales, marketing and executive management positions, most recently as general manager of IBM’s Personal Computing Division and member of IBM’s Worldwide Management Committee. Mr. Judge is also a director of the following public companies: Paychex, Inc. and PMC-Sierra, Inc. He has not served as a director of any other public company in the last five years.

In assessing Mr. Judge’s skills and qualifications to serve on the D&B Board, our directors considered Mr. Judge’s experience as the President and CEO of Paychex, Inc., a U.S. public company, particularly his knowledge about serving small business customers, including with technology-based products. The Board also values the worldwide sales, marketing and management insight gained during his 26 years at IBM. Finally, our Board believes it benefits from Mr. Judge’s experience serving on the boards of other public companies.

Naomi O. Seligman

Senior Partner

Ostriker von Simson, Inc.

Naomi O. Seligman, age 71, has served as a director of D&B since June 1999, and is a member of the Audit Committee and Innovation & Technology Committee. Ms. Seligman is a senior partner at Ostriker von Simson, Inc. and co-partner of the CIO Strategy Exchange, a private forum for discussion and research which facilitates a dialogue between the chief information officers of large multinational corporations, premier venture capitalists, and computer industry establishment chief executive officers. Previously, Ms. Seligman was a senior partner of the Research Board, Inc., which she co-founded in 1977 and led until June 1999. Ms. Seligman is also a director of the following public companies: Akamai Technologies, Inc. and Oracle Corporation. She previously served as a director of Sun Microsystems, Inc., a public company, from 2000 to 2007.

In assessing Ms. Seligman’s skills and qualifications to serve on the D&B Board, our directors considered her strong understanding of technology-based organizations, which is particularly helpful to our Company given the importance of technology to our operations. The Board also values her expertise in the area of mergers and acquisitions as well as her insight gained from the relationships she maintains throughout the technology industry in her ongoing consulting work. Finally, the Board believes it benefits from Ms. Seligman’s experience serving on the boards of other U.S. public companies that operate globally.

Michael J. Winkler

Retired Executive Vice President, Customer Solutions Group and Chief Marketing Officer

Hewlett-Packard Company

Michael J. Winkler, age 65, has served as a director of D&B since March 2005, and is a member of the Compensation & Benefits Committee and Innovation & Technology Committee. Mr. Winkler served at Hewlett-

Packard Company, a technology solutions provider to consumers, businesses and institutions globally, from May 2002 to July 2005, most recently as Executive Vice President and Chief Marketing Officer of Hewlett-Packard. Prior to that, Mr. Winkler was Executive Vice President for HP Worldwide Operations from May 2002 to November 2003, and served as Executive Vice President, Global Business Units for Compaq Computer Corporation from June 2000 to May 2002. He also served as Senior Vice President and General Manager of Compaq’s Commercial Personal Computing Group from February 1998 to June 2000. Mr. Winkler does not currently serve on the board of any public company other than D&B. He previously served as a director of Banta Corporation, a public company, from July 1996 to January 2007.

In assessing Mr. Winkler’s skills and qualifications to serve on the D&B Board, our directors considered the valuable insight relating to technology-based solutions which Mr. Winkler gained during his 35 years of experience in the information technology industry, including with Hewlett-Packard Company and Compaq Computer Corporation. Hewlett-Packard is, and Compaq was, a complex and global business that, like D&B, serves small, medium and large U.S. and international businesses. The Board also values his deep understanding of marketing strategy. Finally, the Board believes it benefits from Mr. Winkler’s ten years of experience serving as a director of another U.S. public company.

Directors with Terms Expiring at the 2012 Annual Meeting

Austin A. Adams

Retired Executive Vice President and Corporate Chief Information Officer

JPMorgan Chase

Austin A. Adams, age 66, has served as a director of D&B since April 2007, and is a member of the Audit Committee and Innovation & Technology Committee. Mr. Adams served as Executive Vice President and Corporate Chief Information Officer of JPMorgan Chase from July 2004 (upon the merger of JPMorgan Chase and Bank One Corporation) until his retirement in October 2006. Prior to the merger, Mr. Adams served as Executive Vice President and Chief Information Officer of Bank One from 2001 to 2004. Prior to joining Bank One, he was Chief Information Officer at First Union Corporation (now Wells Fargo & Co.) from 1985 to 2001. Mr. Adams is also a director of the following public company: Spectra Energy, Inc. He has not served as a director of any other public company in the last five years.

In assessing Mr. Adams’s skills and qualifications to serve on the D&B Board, our directors considered his experience in managing the technology operations of three of the U.S.’s largest banks and his expertise in effectively deploying technology to support a company’s products and operations, which is particularly helpful to our Company given the importance of technology to our operations. Finally, our Board believes it benefits from Mr. Adams’s experience serving on the Board of another U.S. public company.

James N. Fernandez

Executive Vice President and Chief Financial Officer

Tiffany & Co.

James N. Fernandez, age 54, has served as a director of D&B since December 2004, and is a member of the Audit Committee and Board Affairs Committee. Mr. Fernandez has served with Tiffany & Co., a specialty retailer, designer, manufacturer and distributor of fine jewelry, timepieces, sterling silverware, china, crystal, stationery, fragrances and accessories, since October 1983. He has held numerous positions with Tiffany & Co., including Senior Vice President and Chief Financial Officer from April 1989 until January 1998, when he was promoted to Executive Vice President and Chief Financial Officer with responsibility for accounting, treasury, investor relations, information technology, financial planning, business development and diamond operations, and overall responsibility for distribution, manufacturing, customer service and security. Mr. Fernandez does not serve, nor has he served in the last five years, on the board of any public company other than D&B.

In assessing Mr. Fernandez’s skills and qualifications to serve on the D&B Board, our directors considered Mr. Fernandez’s financial expertise (including investor relations oversight), brand management and operations experience (including information technology oversight) gained at Tiffany & Co. over the past 21 years, including in his role as the CFO for the past 20 years. The Board also values Mr. Fernandez’s qualification as an “audit committee financial expert” as that term has been defined by the rules of the SEC and his “accounting or related financial management expertise” within the meaning of NYSE listing standards.

Sandra E. Peterson

Executive Vice President and President, Medical Care

Bayer HealthCare LLC

Sandra E. Peterson, age 51, has served as a director of D&B since September 2002, and is Chairman of the Innovation & Technology Committee and a member of the Board Affairs Committee. Ms. Peterson has served as Executive Vice President and President, Medical Care, Bayer HealthCare LLC, a researcher, developer, manufacturer and marketer of products for diabetes disease prevention, diagnosis and treatment, as well as other medical devices, since May 2005. Ms. Peterson previously served as group president of government for Medco Health Solutions, Inc. (formerly Merck-Medco) from September 2003 until February 2004, senior vice president of Medco’s health businesses from April 2001 through August 2003 and senior vice president of marketing for Merck-Medco Managed Care LLC from January 1999 to March 2001. Ms. Peterson does not serve on the board of any public company other than D&B. She previously served as a director of Handleman Company, a public company, from May 2001 to November 2005.

In assessing Ms. Peterson’s skills and qualifications to serve on the D&B Board, our directors considered her general operations experience with a global company, product and marketing experience and expertise with strategy development gained from her executive positions with the companies described above. Finally, the Board believes it benefits from Ms. Peterson’s experience serving on the board of another U.S. public company.

Michael R. Quinlan

Chairman Emeritus

McDonald’s Corporation

Michael R. Quinlan, age 65, has served as a director of D&B since 1989, and is Chairman of the Compensation & Benefits Committee and a member of the Board Affairs Committee. Mr. Quinlan is also the Presiding Director for the regularly scheduled executive sessions of non-management directors. Mr. Quinlan served as a director of McDonald’s Corporation, a global food service retailer, from 1979 until his retirement in 2002. He was the Chairman of the Board of Directors of McDonald’s from March 1990 to May 1999 and Chief Executive Officer from March 1987 through July 1998. Mr. Quinlan is also a director of the following public company: Warren Resources, Inc. He previously served as a director of the May Department Stores Company, a public company, from 1993 to 2005.

In assessing Mr. Quinlan’s skills and qualifications to serve on the D&B Board, our directors considered Mr. Quinlan’s extensive management experience during his 23 years at the McDonald’s Corporation, including as its President and CEO. Besides the operational, sales, marketing and strategy experience Mr. Quinlan gained at McDonald’s, the Board also values his knowledge of our Company and operations gained during his 20 year tenure as a director of our Company. Finally, the Board believes it benefits from Mr. Quinlan’s experience serving on the boards of other U.S. public companies.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed PricewaterhouseCoopers LLP as our independent registered public accounting firm to audit the consolidated financial statements for the year ending December 31, 2010. Although shareholder approval of this appointment is not required, the Audit Committee and the Board of Directors believe that submitting the appointment to the shareholders for ratification is a matter of good corporate governance. If the shareholders do not ratify the appointment, the Audit Committee will review its future selection of independent registered public accounting firm, but still may retain them. Even if the appointment is ratified, the Audit Committee, at its discretion, may change the appointment at any time during the year if it determines that such a change would be in the best interests of D&B and our shareholders.

PricewaterhouseCoopers acted as our independent registered public accounting firm for the 2009 fiscal year. In addition to its audit of our consolidated financial statements, PricewaterhouseCoopers also performed statutory audits required by certain international jurisdictions, audited the financial statements of our various benefit plans, and performed certain non-audit services. Fees for these services are described under the “Fees Paid to Independent Registered Public Accounting Firm” section of this proxy statement.

A representative of PricewaterhouseCoopers is expected to be present at the meeting. Such representative will have the opportunity to make a statement, if he or she so desires, and is expected to be available to respond to questions.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP.

PROPOSAL NO. 3

SHAREHOLDER PROPOSAL REQUESTING THAT OUR BOARD TAKE THE STEPS NECESSARY TO CHANGE EACH SHAREHOLDER VOTING REQUIREMENT IN THE COMPANY’S CHARTER AND BYLAWS THAT CALLS FOR A GREATER THAN SIMPLE MAJORITY VOTE TO A SIMPLE MAJORITY VOTE

Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, California 90278, the beneficial owner of no fewer than 50 shares of the Company’s common stock (which has an aggregate value of at least $2,000), has submitted the following shareholder proposal for consideration at the 2010 Annual Meeting:

Shareholder Proposal: Take the Steps Necessary to Adopt a Simple Majority Vote

RESOLVED, Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against the proposal in compliance with applicable laws. This includes each 80% supermajority provision in our charter and bylaws.

Currently a 1%-minority can frustrate our 79%-shareholder majority. Also our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management. For example, a Goodyear (GT) proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes.

This proposal topic won from 74% to 88% support at the following companies in 2009: Weyerhaeuser (WY), Alcoa (AA), Waste Management (WM), Goldman Sachs (GS), FirstEnergy (FE), McGraw-Hill (MHP) and Macy’s (M). The proponents of these proposals included Nick Rossi, William Steiner, James McRitchie and Ray T. Chevedden.

Board and Management Response

The Board of Directors of the Company has considered the proposal set forth above relating to taking steps necessary to adopt a simple majority vote in the Company’s charter and bylaws where any greater standard is currently required. Currently, under the Company’s charter and/or bylaws, the affirmative vote of the holders of 80% of the voting power of all shares entitled to vote generally in the election of directors is required to fill director vacancies, remove directors for cause and to make certain amendments to the charter and/or bylaws related to protective provisions, including the provisions which establish the classified board structure and the provisions which prohibit written consent by shareholders or calling of special meetings by shareholders. The supermajority voting requirement has been a fundamental element of our corporate governance and protective provisions since our charter and bylaws were created. They are also commonly included in the corporate charters and bylaws of many publicly-traded Delaware companies. In general, among other benefits, these provisions provide minority shareholders with some level of protection against self-interested actions by one or more large shareholders.

However, the Board is committed to good governance practices and realizes that in recent years, a number of companies have eliminated the supermajority voting requirement under the theory that such provisions violate the principle that a simple majority should be all that is necessary to effect certain changes in the board or to take other shareholder actions. The Board also understands that the elimination of supermajority voting requirements is supported overwhelmingly by the institutional shareholder population and key proxy advisory firms and that our shareholders want a more meaningful stake in votes related to items critical to shareholder interests.

The proposal is advisory in nature and would constitute a recommendation to the Board, if approved by the affirmative vote of the holders of a majority of the voting power present in person or represented by proxy at the meeting and entitled to vote on the matter. Such approval would not by itself eliminate the supermajority voting requirements. In order to eliminate the supermajority voting requirements in the Company’s charter, Delaware law and the terms of the charter require the favorable vote of the Board and the holders of at least 80% of the voting power of all shares entitled to vote generally in the election of directors.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR OUR BOARD TAKING THE STEPS NECESSARY TO CHANGE EACH VOTING REQUIREMENT IN THE COMPANY’S CHARTER AND BYLAWS THAT CALLS FOR A GREATER THAN SIMPLE MAJORITY VOTE TO A SIMPLE MAJORITY VOTE.

SECURITY OWNERSHIP OF DIRECTORS, OFFICERS AND OTHERS

The following table shows the number of shares of our common stock beneficially owned by each of the directors, each of the named executive officers listed in the Summary Compensation Table in this proxy statement, and all present directors and executive officers of D&B as a group, as of February 28, 2010. The table also shows the names, addresses and share ownership of the only persons known to us to be the beneficial owners of more than 5% of our outstanding common stock. This information is based upon information furnished by each such person or, in the case of the beneficial owners, based upon public filings by the beneficial owners with the SEC. Unless otherwise stated, the indicated persons have sole voting and investment power over the shares listed. Percentages are based upon the number of shares of our common stock outstanding on February 28, 2010, plus, where applicable, the number of shares that the indicated person or group had a right to acquire within 60 days of such date. The table also sets forth ownership information concerning D&B stock units, the value of which is measured by the price of our common stock. D&B stock units do not confer voting rights and are not considered beneficially owned shares under SEC rules.

Name	Aggregate Number of Shares Beneficially Owned (1) (2)		D&B Stock Units	Percent of Shares Outstanding
Austin A. Adams	6,015		5,148	*
John W. Alden	16,182		4,592	*
Christopher J. Coughlin	12,569	(3)	8,951	*
James N. Fernandez	13,325	(4)	10,298	*
Jonathan J. Judge	1,650		3,289	*
Victor A. Pelson	30,843	(5)	7,546	*
Sandra E. Peterson	29,859		6,985	*
Michael R. Quinlan	35,557		29,733	*
Naomi O. Seligman	21,341		5,470	*
Michael J. Winkler	8,546		9,799	*
Steven W. Alesio	483,059		—	*
Anastasios G. Konidaris	61,210		—	*
Sara Mathew	504,666		—	*
George I. Stoeckert	12,500		—	*
Byron C. Vielehr	95,006		—	*
All current directors and executive officers as a group (19 persons)	1,450,946		91,810	2.97%

BlackRock, Inc. (6) 40 East 52nd Street New York, New York 10022	2,831,952		—	5.60%

Davis Selected Advisers, L.P. (7) 2949 East Elvira Road, Suite 101 Tucson, Arizona 85706	7,924,146		—	15.66%

*	Represents less than 1% of our outstanding common stock.
(1)	Includes shares of restricted common stock as follows: Mr. Alesio, 41,040; Mr. Konidaris, 6,183; Ms. Mathew, 17,691; Mr. Stoeckert, 6,500; Mr. Vielehr, 6,814; and all current directors and executive officers as a group, 101,758.
(2)	Includes the maximum number of shares of common stock that may be acquired within 60 days of February 28, 2010, upon the exercise of vested stock options as follows: Mr. Adams, 4,015; Mr. Alden, 9,752; Mr. Coughlin, 11,325; Mr. Fernandez, 11,325; Mr. Judge, 1,650; Mr. Pelson, 20,787; Ms. Peterson, 23,211; Mr. Quinlan, 34,839; Ms. Seligman, 20,787; Mr. Winkler, 8,546; Mr. Alesio, 382,100; Mr. Konidaris, 48,375; Ms. Mathew, 461,150; Mr. Vielehr, 85,800; and all current directors and executive officers as a group, 1,200,907.

(3)	Includes 800 shares owned by Mr. Coughlin’s spouse, to which Mr. Coughlin disclaims beneficial ownership.
(4)	Includes 2,000 shares as to which Mr. Fernandez has shared voting and shared dispositive power.
(5)	Includes 4,911 shares as to which Mr. Pelson has shared voting and shared dispositive power.
(6)	BlackRock, Inc. filed a Schedule 13G with the SEC on January 29, 2010. This Schedule 13G shows that BlackRock, Inc., a parent holding company, had sole voting and sole dispositive power over 2,831,952 shares.
(7)	Davis Selected Advisers, L.P. filed a Schedule 13G/A with the SEC on February 12, 2010. This Schedule 13G/A shows that Davis Selected Advisers, L.P., a registered investment company, had sole voting power over 7,378,626 shares and sole dispositive power over 7,924,146 shares.

EXECUTIVE OFFICERS

The following table lists all of our executive officers as of March 25, 2010. Our executive officers are elected by our board of directors and each will hold office until his or her successor is elected, or until his or her earlier resignation or removal.

Name	Title	Age
Steven W. Alesio (1)	Chairman of the Board	55
Patricia A. Clifford	Senior Vice President and Chief Human Resources Officer	45
Charles E. Gottdiener (2)	President, Corporate Development and Chief Strategy Officer	45
Walter S. Hauck, III	Senior Vice President, Technology and Chief Information Officer	50
Jeffrey S. Hurwitz	Senior Vice President, General Counsel and Corporate Secretary	49
Anastasios G. Konidaris	Senior Vice President and Chief Financial Officer	43
Sara Mathew (3)	President and Chief Executive Officer	54
George I. Stoeckert	President, North America and Internet Solutions	61
Byron C. Vielehr	President, Global Risk and Analytics	46

(1)	Mr. Alesio’s biographical information is provided above under the “Directors with Terms Expiring at the 2011 Annual Meeting” section of this proxy statement.
(2)	Mr. Gottdiener resigned from all positions with the Company, to be effective March 31, 2010.
(3)	Ms. Mathew’s biographical information is provided above under the “Nominees for Election as Directors with Terms Expiring at the 2013 Annual Meeting” section of this proxy statement.

Ms. Clifford has served as Senior Vice President, Human Resources and Winning Culture, since January 2006 and was given the additional title of Chief Human Resources Officer in January 2009. She also has additional leadership responsibility for communications. Ms. Clifford previously served as Vice President, Human Resources and Winning Culture, from 2002 until December 2007, Executive Assistant to the Chairman and Chief Executive Officer and Winning Culture Champion from April 2001 to May 2002, and as Assistant Corporate Secretary from October 1996 to March 2001.

Mr. Gottdiener has served as President, Corporate Development and Chief Strategy Officer, since November 2009. Mr. Gottdiener resigned from all positions with the Company, to be effective March 31, 2010. He previously served as President, Global Risk, Analytics from November 2008 to October 2009 with additional responsibility for Internet Solutions from November 2008 to June 2009, as President, Global Solutions from January 2008 to November 2008, and as Senior Vice President and Leader, Small Business Marketing, from November 2006 to December 2007. Prior to that, he served as Vice President, Corporate Strategy & Development at Unisys Corporation, from March 2006 to November 2006, Leader, Strategy and Business Development of D&B from September 2002 to February 2006, and was a Vice President with Cap Gemini Ernst & Young from January 2001 to August 2002. From October 1999 until January 2001, he was employed with Stockback LLC, first as Executive Vice President of Business Development and Marketing and then as Chief Operating Officer and Chief Financial Officer.

Mr. Hauck has served as Senior Vice President, Technology and Chief Information Officer since December 2008. Before joining D&B, Mr. Hauck served in various positions at Pfizer from June 1995 until November 2008, most recently as Vice President, Global Technology.

Mr. Hurwitz has served as Senior Vice President, General Counsel and Corporate Secretary since March 2007. In March 2009, he assumed leadership responsibilities for D&B’s compliance and privacy functions. He previously served as Vice President and Deputy General Counsel from September 2003 to February 2007. Before joining D&B, Mr. Hurwitz was in private practice from June 2000 until June 2003, serving as Of Counsel at Hale and Dorr LLP from November 2001 to June 2003. Until May 2000, Mr. Hurwitz was Corporate Senior Vice President, General Counsel and Secretary for Covance, Inc.

Mr. Konidaris has served as Senior Vice President and Chief Financial Officer since March 2007. He previously served as Leader, Finance Operations, from March 2005 to February 2007 and as Principal Accounting Officer from May 2005 to February 2007. Before joining D&B, he served at Schering Plough as Group Vice President of the Global Diversified Products Group Division from May 2004 to February 2005 and Group Vice President of Finance, Global Pharmaceutical Group from August 2003 to May 2004. Prior to that time, Mr. Konidaris was Vice President of Finance, North America of Pharmacia Corporation from June 2000 to July 2003.

Mr. Stoeckert has served as President, North America and Internet Solutions since July 2009. Before joining D&B, Mr. Stoeckert served in various senior leadership positions at ADP, Inc. for 17 years, most recently as President, Employer Services International from April 2003 to July 2008.

Mr. Vielehr has served as President, Global Risk and Analytics, since November 2009. He previously served as President, Integration Solutions from December 2008 to October 2009. From July 2005 to November 2008 he served as our Chief Information Officer. In addition, Mr. Vielehr had the responsibilities of Chief Quality Officer from December 2007 to February 2009. Before joining D&B, he served as President and Chief Operating Officer of Northstar Systems International, Inc. from October 2004 to May 2005. Prior to that, Mr. Vielehr held several leadership positions with Merrill Lynch, serving as the Chief Technology Officer and Managing Director for the Global Private Client Group from November 2001 to March 2004 and the Chief Technology Officer, Global Head of eBusiness and Managing Director for Merrill Lynch Investment Managers from February 2000 to November 2001. Prior to Merrill Lynch, Mr. Vielehr was the head of eBusiness and Vice President at Strong Mutual Funds from May 1997 to February 2000.

COMPENSATION DISCUSSION & ANALYSIS

The purpose of this Compensation Discussion & Analysis is to provide material information about our executive compensation program, policies, and objectives and to share with investors how we arrived at the levels and form of compensation for our named executive officers. We will describe not only what we pay, but why and how we link executive compensation to our business results. In this section we will cover:

•	The objectives of our executive compensation program;

•	The elements or components that comprise our executive compensation program and why we provide these elements or components;

•	What our executive compensation program is designed to reward, especially our variable pay program;

•	How we determine the level to pay for each component; and

•	How each component of our executive compensation program fits within our overall objectives and impacts decisions we make about other components.

The Compensation Discussion & Analysis and the tables that follow cover the compensation paid to our named executive officers as listed in our Summary Compensation Table, which includes the following five executives:

•	Steven W. Alesio, who served as Chairman and Chief Executive Officer (our principal executive officer) for the entire fiscal year;

•	Anastasios G. Konidaris, who served as Senior Vice President and Chief Financial Officer (our principal financial officer) for the entire fiscal year; and

•	Our three highest compensated executive officers, other than our Chief Executive Officer:

•	Sara Mathew, who served as President and Chief Operating Officer for the entire fiscal year;

•	George I. Stoeckert, who was hired on July 1, 2009 and served as President, North America and Internet Solutions; and

•

Byron C. Vielehr, who served as President, Integration Solutions and Chief Quality Officer through February 4, 2009 and President Integration Services until November  12, 2009 at which time he assumed the new role of President, Global Risk and Analytics.

Objectives of our Executive Compensation Program

The objectives of our 2009 executive compensation program were as follows:

•	Ensure a strong relationship between pay and performance, including both rewards for results that meet or exceed performance targets and consequences for results that are below performance targets;

•	Align executive and shareholder interests through short- and long-term incentives that link the executive to shareholder value creation;

•

Provide a total compensation opportunity that is competitive with the market for senior executives, thereby enabling us to attract, retain and motivate the executive talent necessary to execute our strategy and achieve our growth targets;

•	Reinforce behaviors that are consistent with our strategy as measured by our three constituencies: our shareholders, our customers, and our team members; and

•	Allow for consistency in application from year-to-year and transparency to shareholders.

Pay Positioning and Pay Mix. Although each named executive officer’s annual base salary may be positioned above or below the market target, in the aggregate, annual base salaries for our executive officers as a group are targeted at the median of the compensation comparison group (described below). Maintaining annual base salaries or fixed compensation costs at this level relative to the market influences the pay positioning of other elements of our compensation package. Variable pay or “at risk” pay, such as target annual cash incentive and long-term incentives, is positioned above the market median to provide the named executive officer with a total compensation opportunity that is competitive with the 65th percentile of the compensation comparison group. This level of total compensation, however, is realized only when our performance goals are achieved or exceeded. We have outperformed our peers historically as evidenced by a number of performance measures. Therefore, we believe that this above-market pay positioning is justified by demonstrated performance.

In addition to external pay positioning, we also review pay mix when determining the amount of annual base salary, annual cash incentive and long-term incentives to provide each of our named executive officers. Our pay for performance principle requires that a significant portion of the total compensation mix be variable or “at risk.” In addition, we reinforce longer term results by placing an emphasis on equity in the total compensation mix. Individual “at risk” and equity compensation varies based on the named executive officer’s role, level of responsibility within the organization and market data for comparable jobs in the compensation comparison group. As indicated in the table below, the portion of variable compensation as a percentage of total compensation (i.e., annual cash and long-term incentives) is over 80% for our top two executive positions in 2009, Chairman and Chief Executive Officer and President and Chief Operating Officer, and 70% or more for our other named executive officers. About 50% of pay (and over 60% for the top two named executive officers) is delivered in equity which further reinforces our principles of pay for performance and shareholder alignment.

	Fixed/Variable Pay Mix		Cash/Equity Pay Mix
	Fixed	Variable	Cash	Equity
Steven W. Alesio	16%	84%	37%	63%
Anastasios G. Konidaris	26%	74%	48%	52%
Sara Mathew	18%	82%	39%	61%
George I. Stoeckert	27%	73%	51%	49%
Byron C. Vielehr	28%	72%	51%	49%

Elements of our Executive Compensation Program

To meet the objectives of our executive compensation program, the 2009 compensation of our named executive officers consisted of the following components:

•	Total cash compensation including a base salary and a target annual cash incentive opportunity;

•	Long-term equity incentives comprised of a grant of non-qualified stock options and a performance-based restricted stock unit opportunity;

•	Required stock ownership guidelines;

•	Voluntary deferral of compensation per our non-qualified deferred compensation plan;

•	Supplemental retirement benefits;

•	Eligibility to receive severance benefits (which are also available to all employees); and

•	Eligibility to receive benefits payable upon an actual or potential change in control of D&B.

We do not offer any special perquisites to our named executive officers beyond those that are generally available to all employees. We believe that special perquisites are entitlement-driven rather than performance-based and, therefore, do not fit within the objectives of our executive compensation program. Instead, we seek to attract and retain executive talent that is motivated by a competitive total compensation package which rewards for performance and the delivery of increased shareholder value.

In addition to the components listed above, our named executive officers are eligible to participate in certain benefit programs that are generally available to all of our U.S. employees including: our cash balance retirement account (which was frozen as of July 1, 2007 for all participants and closed to new entrants), our qualified defined contribution plan, our medical and dental benefits, our life, voluntary group accident, long-term disability, legal, and business travel accident insurance benefits, and our health care and dependent care spending accounts.

As part of its ongoing oversight, the Compensation & Benefits Committee, or C&BC, has reviewed the full value of payments that may be made in the event of a named executive officer’s termination (discussed below as potential post-employment compensation). Included in the total compensation review is an analysis of the wealth accumulated by our named executive officers through accrual of long-term equity, voluntary deferrals, and retirement benefits. This analysis was not used to make individual pay decisions. Instead, the C&BC used this review to ensure that the right programs are in place and that these programs are delivering appropriate levels of compensation.

Base Salary. Salary provides a base level of compensation commensurate with the named executive officer’s role in the organization, experience, skill, and job performance. With a significant portion of total compensation “at risk” or variable, base salaries provide the named executive officer with a fixed level of compensation related to the daily performance of his or her leadership role and responsibilities.

The base salary provided to the named executive officers is reviewed by the C&BC annually. Any adjustment to base salary is based on a number of factors and considerations including:

•	The market data for comparable executive positions in the compensation comparison group (described below);

•	The scope of responsibility and accountability within the organization;

•	Demonstrated leadership competencies and skills; and

•	Individual performance.

Target Annual Cash Incentive Opportunity. In addition to base salary, our named executive officers have the opportunity to earn an annual cash incentive that is tied to company and individual performance as discussed below. We offer this cash opportunity to reinforce the outcomes and behaviors necessary to meet or exceed our annual commitment to our shareholders and customers. We use above market median target annual cash incentives in setting the total cash compensation opportunity for our named executive officers. This pay positioning is deliberate, reflecting our view that a significant portion of cash should be “at risk.” Emphasizing “at risk” compensation is an important factor in achieving our compensation objectives and in driving the performance of our Company.

Company performance is an important component of our annual cash incentive. We believe that consistent, year-over-year growth in revenue and earnings are key drivers of increased shareholder value over the longer term. Therefore, our annual cash incentive rewards achievement of company performance as measured by the following:

•

Financial results—growth in revenue, operating income, and earnings per share are the most important measures in our executive compensation program and carry the greatest weight because we believe that profitable revenue growth over time will create value for our shareholders. We fund our investments for growth through incremental revenue and by financial flexibility through reengineering.

•

Customer satisfaction—each year progress towards our strategy is measured through improvements in the customer satisfaction index as determined by the Voice of the Customer survey. Our customer satisfaction index is based on several key dimensions that drive customer satisfaction, including information quality, product innovation and the customer experience. We link the results of this survey to our executive compensation program because improving our customers’ experience and the value D&B provides is fundamentally related to our leadership behavior.

•

Employee engagement—our Winning Culture survey of team members focuses on employee engagement and outcomes that drive customer satisfaction and shareholder value. Our mission is to create an environment where all team members are passionately engaged in creating a most trusted experience with every action they take. Key dimensions of the survey include customer behavior, team member engagement and performance excellence.

In addition to company performance, individual goals and leadership performance, especially as it relates to outcomes on behalf of customer-related behavior, carries an important weight in our annual cash incentive. The success of our Company is directly tied to strong leadership that drives results and creates shareholder value. We expect all employees, especially our named executive officers, to demonstrate behavior that is consistent with our principles-based leadership model. Feedback on these behaviors is reinforced through our Leadership Development Process.

During the year, our Chairman and CEO and President and COO evaluated the attainment of specific team and individual goals and the demonstration of defined leadership competencies by their direct reports, including the named executive officers. Through this process, a specific goal and leadership rating is assigned to each named executive officer. Each named executive officer is assessed on:

•	Achievement of specific team and individual goals in support of our strategy and business objectives;

•

Progress towards leadership competencies that, among other important skills, intensify our focus on the customer. These competencies include establishing superior relationships, driving the future of the business, demonstrating a passion for winning and creating a high performing team. We view these leadership competencies as behaviors that are critical to driving performance, building our Winning Culture, and enabling us to achieve our business strategy; and

•	The leadership development action plan, which maps out the named executive officer’s tactical plan for continuing to build upon strengths and to improve areas of focus.

At year-end, the results of this assessment will adjust positively or negatively each named executive officer’s target annual cash incentive award for company performance. Through this assessment process, judgment is applied relative to the individual’s demonstrated outcomes on behalf of our strategy.

The C&BC also performs a similar assessment of our Chairman and CEO after the conclusion of the fiscal year.

Long-term Equity Incentives. While cash is tied to the achievement of short- and intermediate-term results, equity is directly linked to the creation of increased shareholder value over the longer term. Approximately 58% of the target total compensation opportunity provided to our named executive officers in 2009 was equity-based. This emphasis reflects our view that there should be a close alignment between executive officer rewards and shareholder value creation.

Under our long-term incentive program, 50% of the total value of our named executive officer’s equity compensation is in the form of a target performance-based restricted stock unit opportunity with the remaining 50% in the form of non-qualified stock options. Using both full value shares and stock options accomplishes these important objectives of our executive compensation program:

•	Performance-based restricted stock units reinforce our pay for performance objective in that the opportunity must be earned based on the same performance goals used in the annual cash incentive plan;

•	Restricted stock units are also tied to longer term value through stock price appreciation; and

•

Stock options link the interests of our named executive officers with shareholders. Increased shareholder value over time is based on our success in executing our strategy and delivering significant, sustained growth year after year.

At its meeting on February 18, 2010 the C&BC began using restricted stock units or RSUs, rather than restricted stock, for the named executive officers and all other participants in the Company’s program. The C&BC determined that RSUs, like restricted stock, are identically linked to longer term value through stock price appreciation. In addition, RSUs offer two benefits not allowed by restricted stock: first, they can be voluntarily and electively deferred into the Company’s non-qualified deferred compensation plan; and, second, upon the attainment of “retirement” as defined in the Company’s 2009 Stock Incentive Plan or 2009 SIP, the federal tax obligation for the participant on all remaining restricted stock units is limited to Federal Income Security Act, or FICA, tax.

Stock Ownership Guidelines. Under the Company’s stock ownership guidelines, our named executive officers and other members of senior management are expected to achieve over time a minimum level of ownership in our common stock. These guidelines were implemented to reinforce the objectives of our executive compensation program as follows:

•	Align senior executives’ individual financial interests with those of shareholders; and

•	Encourage senior executives to act like owners focused on longer term value creation.

The levels of stock ownership are a multiple of the executive officer’s salary. For our Chairman and CEO, the minimum level of stock ownership is six times salary. For other named executive officers, the minimum level of stock ownership is four times salary. These multiples, which are above the general market median, demonstrate our senior executives’ commitment to D&B and their personal financial stake in the Company.

Shares counted toward satisfaction of the ownership guideline include all stock owned outright, restricted stock or restricted stock units, units in the D&B Common Stock Fund of our 401(k) Plan, and one-half of vested stock options. There is no timeframe for achieving the ownership guideline. However, all executives covered by our stock ownership guidelines are expected to retain 100% of net shares resulting from equity compensation awards and shares otherwise acquired by them outright until the stock ownership guideline is achieved.

Each year, the C&BC reviews the named executive officer’s status and progress towards achieving the stock ownership guideline. As of December 31, 2009, the stock ownership of each named executive officer was as noted below; Mr. Stoeckert’s ownership level reflects his joining the Company in July 2009:

Stock Ownership as a Multiple of Salary

Name	Guideline as Multiple of Salary	Actual Ownership as Multiple of Salary
Steven W. Alesio	6	20.8
Anastasios G. Konidaris	4	5.7
Sara Mathew	4	35.2
George I. Stoeckert	4	2.1
Byron C. Vielehr	4	9.0

Non-qualified Deferred Compensation. Our Key Employees’ Non-Qualified Deferred Compensation Plan is designed to provide our named executive officers and eligible key employees with an opportunity to defer receipt of current income into the future and/or to accumulate capital on a tax-deferred basis for a planned future event. This voluntary plan can also provide the named executive officer with an effective tax planning vehicle and allow the officer to defer additional income for retirement. We offer this plan to provide a competitive and comprehensive total compensation package that is designed to attract and retain key executives. Under this plan, participants may defer payment of salary and annual cash incentive. A further description of the plan is set forth below under the “Non-qualified Deferred Compensation Table.” In 2009, Ms. Mathew was the only named executive officer who elected to participate in the plan.

Non-qualified Retirement Benefits. All named executive officers participate in our non-qualified executive retirement plan, or ERP. The plan was designed to provide retirement income and disability benefits necessary to attract and retain the executives of the Company, including, in particular, those executives who join the Company in the middle of their career.

Additional details on the non-qualified retirement plans can be found in the section following the Pension Benefits Table.

Change in Control Benefits. In the event of a change in control of D&B, unvested options become immediately vested and exercisable, restrictions on restricted stock and restricted stock units immediately lapse and other stock-based awards become payable as if targets for the current period were met at 100%. This acceleration of equity is available to all of our employees who receive equity awards under the 2000 Stock Incentive Plan or 2000 SIP and 2009 Stock Incentive Plan or 2009 SIP. These provisions enable our named executive officers to make decisions in the best interest of our shareholders without concern over the impact of a change in control on their outstanding equity awards.

We have change in control agreements with each of our named executive officers to provide additional benefits if the officer is terminated in connection with a change in control of D&B. In 2009, the level of benefits generally differed depending on whether or not the officer reports directly to our Chairman and CEO or President and COO reflective of market practice.

Our change in control agreements also provide a gross-up for any payments that are subject to excise taxes under Section 280G of the Internal Revenue Code. A detailed description of the change in control agreements is set forth under the “Change in Control Agreements” section of this proxy statement.

We believe that the additional benefits provided by our change in control agreements are an important component of our named executive officer’s total compensation package and help protect shareholder interests in the event of a change in control. These benefits enable our officers to make decisions in the interest of our shareholders without concern over the impact on them personally. In addition, the agreements provide an incentive for the named executive officers to continue their employment with D&B during the change in control event, because benefits are only paid if the named executive officer is terminated without cause (or resigns for good reason) following the change in control. The named executive officer will not receive any provided benefits if he or she voluntarily leaves D&B without good reason or terminates prior to a change in control.

Severance Benefits. We also provide our named executive officers with severance benefits if their employment is terminated as a result of a reduction in force, job elimination, unsatisfactory job performance (not constituting cause) or a mutually agreed-upon resignation, in each case not related to a change in control of D&B. Severance benefits are provided through our Career Transition Plan, in which all named executive officers other than Mr. Alesio participate. These same severance benefits are generally available to all employees of the Company. Mr. Alesio’s severance benefits are provided in his employment agreement.

We believe that severance benefits are an important component of our named executive officers’ total compensation package. They enable our program to remain competitive with the market for executive talent and they provide the named executive officer with the appropriate incentive to act in the best interests of shareholders.

Detailed descriptions of our severance plans and Mr. Alesio’s employment agreement are set forth under the “Employment, Change in Control and Severance Arrangements” section of this proxy statement.

External Benchmarking

Market data provides a reference and framework for decisions about the base salary, target annual cash incentives, and the appropriate level of long-term incentives to be provided to each named executive officer.

However, due to year-over-year variability and the inexact science of matching and pricing executive jobs, we believe market data should be interpreted within the context of other important factors and should not be used as the sole criteria in determining a specific pay level. Therefore, in setting the target pay for named executive officers, market data is reviewed along with other factors, including: the scope of responsibility and accountability within the organization, prior experience, competencies, skills, and individual performance.

Market data also helps ensure our other executive compensation program components are competitive with market practice and trends. Therefore, we periodically review our stock ownership guidelines, deferred compensation plan, and supplemental retirement, severance, and change in control benefits against both our compensation comparison group as well as general industry.

Compensation Comparison Group. Our compensation comparison group includes 20 companies in financial services, business information and technology services. In consultation with Hewitt Associates, our independent third-party compensation consultant, the C&BC used these companies for the compensation comparison group because they are broadly within the size range of D&B; have executive positions comparable to those of D&B requiring a similar set of management skills and experience; and/or are representative of organizations that compete with us for business or executive talent. In addition, companies were included in the compensation comparison group only if executive pay data were available either through Hewitt Associates’ proprietary compensation database or through publically available proxy information; for all twenty companies in our compensation comparison group such data were available.

For 2009, the companies that comprised our compensation comparison group included:

2009 Compensation Comparison Group

Acxiom Corporation	Fiserv Incorporated
Alliance Data Systems Corporation	Global Payments Incorporated
Ameriprise Financial	IMS Health Incorporated
Broadridge Financial Solutions Incorporated	McGraw-Hill Companies
CA Incorporated	Moody’s Corporation
Ceridian Corporation	NCR Corporation
Convergys Corporation	Nielsen Company
DST Systems	Northern Trust Corporation
Equifax Incorporated	Total Systems Services Incorporated
Fair Isaac Corporation	Unisys Corporation

Six companies were deleted from the 2009 compensation comparison group as compared to 2008: CDW Incorporated, First Data Corporation, and Thomson Reuters are no longer in our comparison group since compensation data is no longer available; Automatic Data Processing became too large to be an appropriate comparator; ChoicePoint Incorporated was acquired and Tribune Company filed for Chapter 11 bankruptcy. Two companies were added to our compensation comparison group for 2009: Ameriprise Financial and Broadridge Financial Solutions Incorporated. Both were added to ensure we maintained an appropriate sampling of companies that fit our criteria as specified above. Ameriprise Financial and Broadridge Financial Solutions Incorporated are leading companies that provide technology-based financial solutions to businesses, institutions and clients.

Benchmarking Process. Each year our pay positioning and performance versus our compensation comparison group is reviewed by the C&BC. As noted in the “Corporate Governance” section of this proxy statement, the C&BC retained the services of Hewitt Associates to perform this review.

Consistent with past years, in 2009 Hewitt Associates was asked to analyze:

•	Base salary;

•	Target cash incentive;

•	Target total cash (i.e., base salary plus target cash incentive);

•	Long-term incentives;

•	Target total direct compensation (i.e., target total cash plus long-term incentives);

•	Retirement benefits; and

•	Target total compensation (target total direct compensation plus retirement benefits).

In addition, the C&BC also reviewed actual pay data including actual bonus awards. Since competitive data on retirement benefits were only consistently available for three of the named executive officer positions, the review of retirement benefits and target total compensation (as defined above) was limited to the Chairman and Chief Executive Officer, President and Chief Operating Officer, and Senior Vice President and Chief Financial Officer.

Hewitt Associates’ analyses covered both unadjusted and regression size-adjusted data (adjusted for revenue size and market capitalization) to provide a comprehensive perspective of market pay. We focus on unadjusted data because we recruit new executive talent to grow our business from financial services, business information and technology services companies regardless of size. In addition, we strongly believe that there should be a link between a company’s performance and its pay levels. Therefore, Hewitt Associates also analyzed for the C&BC the relationship between executive officer compensation and company performance over one-year and three-year periods (2006 – 2008). This review focused on measures of growth (i.e., operating profit, earnings per share and revenue), efficiency (i.e., return on revenue and cash flow margin), and shareholder value creation (i.e., total shareholder return).

The analyses grouped pay and performance into one of four quartiles with the 1st quartile being the lowest quartile (comprising data at or below the 25th percentile or bottom 25%) and the 4th quartile being the highest (comprising data at or above the 75th percentile or top 25%); the 2nd quartile included data ranked between the 25th and 50th percentiles and the 3rd quartile included data ranked between the 50th and 75th percentile. The following chart depicts the results of Hewitt Associates’ 2009 analyses of how our actual pay for the Chairman and CEO and other Section 16 reporting officers links to performance relative to the compensation comparison group:

The key conclusions from the above pay for performance analyses are summarized as follows:

•

Our base salary levels are in the 3rd quartile and generally align with our company size (e.g., market capitalization in the 3rd quartile), which is appropriate since salary does not vary based on company performance;

•

Target and actual total cash are in the 3rd quartile and are at the same level of performance or below that of growth measures, where we rank in the 3rd and 4th quartiles; both target and actual total cash, however, are low relative to efficiency and total shareholder return measures, where we rank in the top quartile; and

•

Target and actual total direct compensation are in the 3rd quartile and also are at the same level of performance or below that of growth measures, where we rank in the 3rd and 4th quartiles; both target and actual total compensation, however, are low relative to efficiency and total shareholder return measures, where we rank in the top quartile over both the one- and three-year periods analyzed.

Retirement benefits and target total compensation are generally in the upper quartile of the compensation comparison group. However, the C&BC agreed that this relative pay positioning is needed to attract the caliber of talent required for the business and that it aligns with the demonstrated performance of the Company versus its peer group.

2009 Base Salaries

As noted above, the base salary provided to our named executive officers is reviewed by the C&BC annually and any adjustment to base salary is based on a number of factors and considerations. Based on the C&BC’s review, none of the named executive officers received a base salary increase in 2009 with the exception of Mr. Konidaris as noted below.

			Base Salary		Increase %
Name	Rationale	Market Position	From	To		Effective
Anastasios G. Konidaris	In consideration of his role as Senior Vice President and Chief Financial Officer, the C&BC continued to take steps to move his base salary and total target compensation to the 50th percentile of the market in line with Mr. Konidaris’s growth and development.	From below to at median pay positioning	$400,000	$450,000	12.5%	3/1/2009

Annual Cash Incentive Plan

Through the annual cash incentive plan, a majority of 2009 target total cash compensation was “at risk” since payment was based on performance against predetermined annual measures. Our named executive officers were designated by the C&BC as participants in our Covered Employee Cash Incentive Plan, or CIP, which is a shareholder approved plan.

Maximum Incentive Opportunity. On February 19, 2009, the C&BC established a maximum annual cash incentive opportunity of eight-tenths of one percent of our 2009 earnings before taxes for our Chairman and CEO and five-tenths of one percent of our 2009 earnings before taxes for each of our other named executive officers. Actual annual cash incentive payouts to our Chairman and CEO and our other named executive officers were less than these maximums as described below. In 2009, our earnings before taxes were $432.5 million. Therefore, the maximum annual cash incentive opportunity for our Chairman and CEO was $3,460,000 and for our other named executive officers the maximum was $2,162,500 per participant. The amounts determined by this formula represent the maximum value of the cash incentive that could have been paid to each of our named executive officers in 2009.

We established the maximum incentive opportunity in an effort to comply with the performance-based exemption available under Section 162(m) of the Internal Revenue Code and to enhance the likelihood that any cash amounts paid to our named executive officers under the CIP will be fully deductible. We believe that the measure of earnings before taxes links directly to our objective of rewarding for financial goals that will drive shareholder value creation.

Actual Incentive Payout Targets. In determining whether to award the maximum annual cash incentive generated by the pre-tax earnings formula, the C&BC also considered performance against four measures or goals weighted as follows:

•	30%—Company-wide core revenue growth;

•	30%—Growth in earnings per share before non-core gains and charges and operating income before non-core gains and charges;

•	30%—Customer satisfaction (an index measured by our Voice of the Customer Survey); and

•	10%—Team member engagement (an index measured by our Winning Culture Survey).

The above 60% weight allocated to growth in revenue, earnings per share, and operating income results is linked to our objective to provide profitable revenue growth year-over-year over time. Our customer satisfaction and team member engagement goals, assigned a total weight of 40%, are tied to our longer term objective of increasing the level of revenue growth over the next two to three years. Both customer satisfaction and team member engagement are also linked to our business strategy. In our view, the allocation of these goals and weights equally balances our commitment to achieve strong financial results annually with our commitment to deliver on our longer term strategic objectives.

The range of incentive payout for each performance goal was 0% to 200% resulting in a potential annual cash incentive payment between 0% and 200% of the target incentive for each named executive officer. The performance measures for 2009 as well as the principles for assessing results were approved by the C&BC on February 19, 2009.

Individual Performance Adjustments. Actual cash incentive payments made to each named executive officer (other than our Chairman and CEO) were subject to a discretionary adjustment based on the results of the goal and leadership ratings as assessed by our Chairman and CEO or President and COO. Based on this assessment, judgment is applied relative to the individual’s demonstrated outcomes on behalf of our strategy. The C&BC approves all discretionary adjustments upon the recommendation of our Chairman and CEO following a discussion with him. The C&BC also performs a similar assessment of our Chairman and CEO and approves any adjustments based on that assessment. Such adjustments may positively or negatively impact the final award to the named executive officer for company performance. In no instance, however, will such adjustments exceed the maximum annual cash incentive opportunity generated by the pre-tax earnings formula described above. The C&BC may also approve adjustments to performance goals to include or exclude the impact of non-core gains and charges or extraordinary items.

Attainment of 2009 Performance Measures. In January of 2009, after determination of fourth quarter 2008 results, we finalized our thinking with the Board of Directors on our 2009 plan and we issued guidance. We factored into our plan and guidance what we knew at that time. Looking ahead, we expected that the economy would continue to be weak, although we were uncertain as to how long and how deep. We knew we would have to be rigorous about cost control in order to invest in the business to build a stronger Company going into 2010.

At the February 2009 meeting with the C&BC, we discussed how other companies were approaching the setting of performance goals in their annual bonus plans for 2009. At our request, Hewitt Associates, the C&BC’s independent third-party compensation consultant, informed us that the uncertain economic environment was causing many companies to think differently about setting performance goals. At the start of the performance period, therefore, the C&BC recognized that we were operating in an extraordinary economic environment, characterized by uncertainty and rapidly changing market conditions. Given that current and near-term climate of uncertainty, the C&BC agreed to be guided by four key principles in assessing company performance and the commensurate level of annual cash incentive payout. These principles included:

•

Using a target level of performance for each goal that reflected a wider or broader range of performance than using guidance or what had been the practice in prior years for establishing the target level of performance (in this way the C&BC reflected upfront, in the goal-setting process, the uncertainty of market conditions);

•	Acknowledging the importance of performance metrics, but at the same time agreeing not to be overly tied to a formula-driven approach in light of uncertainty and rapidly changing market conditions;

•

Considering other relevant internal and external factors in determining the appropriate level of reward such as the Company’s performance relative to appropriate peer company comparisons, exiting 2009 as a stronger company better positioned for growth, and our ability to lead through difficult and unprecedented economic challenges; and

•

Requiring frequent assessments during the year of results against the established target ranges, peer company performance, and other relevant factors as well as how those assessments and considerations should properly link to pay for performance.

In keeping with these principles, management met with the C&BC at five separate meetings during 2009 and including January 2010 to discuss its quantitative and qualitative assessment of company performance and the appropriate level of aggregate reward for that performance.

In developing its final assessment of 2009 company performance, the C&BC judged results using the principles and approach followed throughout the year. The C&BC considered the four metrics noted below as well as additional internal and external considerations in reaching its conclusion about our overall company performance.

Results against the four measures or goals that the C&BC used to evaluate the level of the named executive officers’ 2009 annual incentive payout for company performance were as follows:

Company Goal	Weight	Incentive Target	Result	Assessment
Company Core Revenue Growth (1)	30%	0% -5%	1%

Internal Considerations: Revenue result was at the low end of the incentive target range of 0% to 5%. Our International business finished very strong at 23% growth and is positioned for sustained growth in 2010. Our North America business was down 4% for the full year, which was lower than our original expectations.

External Considerations: Our relative revenue performance in this difficult economic year was very strong with the S&P 500 averaging a high single digit decline and the majority of companies in our industry reporting negative double digit results.
Based on these internal and external considerations, the C&BC assessed this result in the second quartile of the incentive payout range for this goal.

Diluted EPS Growth (Before Non-core Gains and Charges)/Total Operating Income (2)	30%	EPS 7% - 12% Op Inc 3% - 8%	EPS 3% Op Inc (2%)

Internal Considerations: EPS growth was 3% for the year and included our decision to continue to invest in the future growth of the business during 2009. Excluding our investments, the EPS result would have been within the low end of the incentive target range. Both operating income and EPS results reflect our ability to manage and control expenses effectively despite top-line growth pressure. We delivered margin expansion of 10 basis points notwithstanding the unprecedented turbulence of 2009.

External Considerations: Our EPS performance relative to our peers was very strong with the S&P 500 averaging a significant double digit decline and a majority of our business competitors reporting negative earnings. Based on these internal and external considerations, the C&BC assessed this result in the second quartile of the payout range for this goal.

Customer Satisfaction Index (CSI)	30%	Target range up to +4	+2

CSI improvement of +2 was within the incentive target range. Positive results were driven by improvement in all areas of our Voice of the Customer survey. The overwhelming majority of our customer segments showed improvement in their customer satisfaction scores, representing a very significant percentage of our revenue base.

Based on these considerations, the C&BC assessed this result as slightly below the middle of the incentive payout range for this goal.

Winning Culture Index (WCI)	10%	Target range up to +4	No change

WCI results were flat, but were within the incentive target range. The 2009 score remains above the world-class standard for engagement indices. The company was able to maintain a high level of team member engagement during a very challenging economic climate and significant organizational changes.

Based on these considerations, the C&BC assessed this result as slightly below the middle of the incentive payout range for this goal.

(1)

Our core revenue before the effect of foreign exchange grew 1%. We used this measure in our annual cash incentive plan. We reported a decline in 2009 total revenue, in accordance with U.S. generally accepted accounting principles (“GAAP”), of 2%, and core revenue decline of 1%, up 1% before the effect of foreign exchange. See Schedule I to this proxy statement for a quantitative reconciliation of total and core revenue in accordance with GAAP and the total and core revenue before the effects of foreign exchange. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business” in our Form 10-K for the year ended December 31, 2009 for a discussion of why we use core revenue growth before the effects of foreign exchange and why management believes this measure provides useful information to investors.

(2)	Our diluted EPS attributable to D&B (on a continuous basis) before non-core gains and charges grew 3%. We used this measure in our annual cash incentive plan. We achieved 2009 reported diluted EPS attributable to D&B growth of 7% and an operating income decline of 1% on a GAAP basis. See Schedule II and III to this proxy statement for a quantitative reconciliation of reported diluted EPS attributable to D&B growth and operating income in accordance with GAAP to diluted EPS attributable to D&B growth and operating income before non-core gains and charges for the 2009 and 2008 fiscal years. See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business” in our Form 10-K for the year ended December 31, 2009 for a discussion of why we use Diluted EPS and operating income before non-core gains and (charges) and why management believes this measure provides useful information to investors.

Based on the quantitative and qualitative assessments noted above, the C&BC determined the payout for 2009 company performance to be 69% of the target annual cash incentive opportunity. As noted earlier, under our annual cash incentive plan, the payout for company performance is combined with any positive or negative discretionary adjustments for individual customer leadership behavior to determine the final 2009 annual cash incentive payments to the named executive officers. The final 2009 awards approved by the C&BC did not include any adjustments for individual performance. The table below summarizes the final payouts to our named executive officers.

2009 Annual Cash Incentive

Executive Officer	Target	Award for Company Performance		Final Award (as reported in “Summary Compensation Table” in “Non-equity Incentive Plan Compensation” column)
		% of Target	Amount
Steven W. Alesio	$1,267,500	69%	$874,575	$874,575
Anastasios G. Konidaris	$382,500	69%	$263,925	$263,925
Sara Mathew	$690,000	69%	$476,100	$476,100
Byron C. Vielehr	$361,250	69%	$249,263	$249,263

For 2009, Mr. Stoeckert, who was hired by the Company on July 1, 2009, was not eligible for a 2009 annual cash incentive as described above and reportable in the “Summary Compensation Table” under “Non-equity Incentive Plan Compensation.” As part of his total compensation package, Mr. Stoeckert was granted a cash bonus of $225,000 in lieu of an annual cash incentive as reported in the “Summary Compensation Table” under “Bonus.”

Long-term Equity Incentives

For 2009, long-term equity incentive compensation represented the largest component of the total compensation awarded to our named executive officers. The equity compensation was comprised of a grant of stock options (50% of the total long-term incentive value) and a target performance-based restricted stock unit opportunity (the remaining 50% of the total long-term incentive value).

In determining the amounts of the equity compensation awarded, the C&BC considered a variety of factors including: individual performance, competencies, skills, prior experiences, scope of responsibility and accountability within the organization, and our above market median pay positioning for variable pay versus comparable executive data in the compensation comparison group.

2009 Stock Option Grant. Comprising 50% of the total value of their 2009 equity-based compensation, stock option grants were made on February 4, 2009, as shown in the Grants of Plan Based Awards Table, to all of the named executive officers except Mr. Stoeckert, who was hired on July 1, 2009. These grants were approved by the C&BC at its meeting on January 26, 2009. The total economic value of the 2009 stock option grants made to the named executive officers was the same as 2008 with the exception of Mr. Konidaris who received an additional grant of 5,000 stock options on February 19, 2009 approved by the C&BC at its meeting on the same date. This additional grant to Mr. Konidaris was made in conjunction with the base salary adjustment noted above and for the same rationale. The timing of the February 4, 2009 stock option grants was consistent with our practice since 2003 to have annual grants of stock options to all employees reviewed and approved by the C&BC at its first meeting of the year and to set the grant date associated with those options as five business days after our fourth quarter and year-end earnings release. In this way, information about our most recent performance has been made public and that news is reflected in the stock price used to determine the exercise price of the stock options.

As shown in the Grants of Plan Based Awards Table, in conjunction with his joining the Company, Mr. Stoeckert received a grant of 47,500 stock options on July 1, 2009. The total economic value of the grant was approximately $950,000. Of that total, $450,000 or 22,500 stock options constituted 50% of Mr. Stoeckert’s regular 2009 equity-based compensation and $500,000 or 25,000 stock options represented one-half of his sign-on equity grant. The other half of Mr. Stoeckert’s sign-on equity grant, described below under “2009 Restricted Stock Grant,” was a grant of restricted stock. The C&BC approved the regular grant of 22,500 stock options on June 3, 2009 and the sign-on grant of 25,000 stock options on June 15, 2009.

The exercise price of these stock options is the fair market value of D&B stock on the date of grant (i.e., mean of high and low trading prices). All stock options vest in four equal installments commencing on the first anniversary of the grant and have a ten-year term. We believe that this vesting schedule and option term, in conjunction with our stock ownership guidelines, encourages longer term behavior and allows the executive to build ownership in D&B over time.

2009 Performance-based Restricted Stock Unit Opportunity. At its meeting on January 26, 2009, the C&BC set a target dollar value for each named executive officer’s restricted stock unit opportunity as set forth in the “Grants of Plan-based Awards Table.” This dollar value represents the target dollar value of shares of restricted stock that our named executive officers could be awarded in 2010 based on attainment of the same company performance goals set forth under the annual cash incentive plan for 2009. The maximum dollar award that our named executive officers may be awarded relative to their 2009 performance-based restricted stock unit opportunity was additionally capped by D&B’s total shareholder return or TSR performance versus that of the compensation comparison group and the S&P 500 as follows:

D&B’s Total Shareholder Return (TSR) versus External Group	Maximum Award or Cap as % of Dollar Target
Less than 60th Percentile	100%
60th Percentile or Greater	Up to 200%

Based on attainment of the goals in the annual cash incentive plan and D&B’s 2009 TSR performance, our named executive officers received awards of restricted stock units on February 18, 2010. The number of restricted stock units granted is determined by dividing the dollar value earned by the average fair market value (i.e., mean of high and low trading prices) of our common stock in a 30-day period prior to the C&BC meeting and approval date. Following the grant date, the restricted stock units are subject to time-based vesting as follows: 20% on the first anniversary of the grant, 30% on the second anniversary of the grant and 50% on the third anniversary of the grant.

The performance-based restricted stock unit award earned for 2009 was granted after the conclusion of the fiscal year and will be reported in our 2011 proxy statement. For each of the named executive officers, the awards of restricted stock units were as noted below; Mr. Stoeckert’s target opportunity for 2009 of $450,000 was prorated 50% to $225,000 due to his joining the Company on July 1, 2009:

Executive Officer	Target Opportunity	Award as % of Target Opportunity	Earned Opportunity	Number of Restricted Stock Units Granted
Steven W. Alesio	$1,943,750	69%	$1,341,188	16,703
Anastasios G. Konidaris	$450,000	69%	$310,500	3,867
Sara Mathew	$1,000,000	69%	$690,000	8,593
George I. Stoeckert	$225,000	69%	$155,250	1,933
Byron C. Vielehr	$375,000	69%	$258,750	3,222

2009 Restricted Stock Grant. On February 19, 2009, the C&BC approved grants of restricted stock under the 2000 SIP based on each named executive officer’s 2008 performance-based restricted stock unit opportunity. For 2008, the performance-based restricted stock grant for each of the named executive officers was as follows:

Executive Officer	Maximum Opportunity	Award as % of Maximum Opportunity	Earned Opportunity	Number of Restricted Shares Granted
Steven W. Alesio	$1,943,750	86%	$1,671,625	23,270
Anastasios G. Konidaris	$350,000	86%	$301,000	4,190
Sara Mathew	$1,000,000	86%	$860,000	11,971
Byron C. Vielehr	$375,000	86%	$322,500	4,489

These awards were contingent on our 2008 performance against the same measures and performance goals that were used by the C&BC in determining payout under the 2008 annual cash incentive plan as described in our 2009 proxy statement.

Mr. Stoeckert was not eligible for a 2009 restricted stock grant based on 2008 performance. However, in conjunction with his joining the Company, Mr. Stoeckert received a grant of 6,500 shares of restricted stock on July 1, 2009. The C&BC approved this grant on June 3, 2009. The total economic value of the grant was approximately $500,000, representing one-half of his sign-on equity grant. The other half of Mr. Stoeckert’s sign-on equity grant, described above under “2009 Stock Option Grant,” was a grant of stock options.

These restricted stock grants are subject to the same vesting schedule as the restricted stock unit grants described above: 20% on the first anniversary of the grant, 30% on the second anniversary of the grant and 50% on the third anniversary of the grant.

Employment Agreement with Mr. Alesio

As part of the Company’s executive succession plan, on December 11, 2009, Mr. Alesio’s existing employment agreement was amended to incorporate changes to the agreement as a result of his transition from Chairman and Chief Executive Officer to Chairman of the Board effective January 1, 2010 and his full retirement from the Chairman of the Board position on June 30, 2010. For a further description of the terms of Mr. Alesio’s employment agreement, refer to the “Overview of Employment, Change in Control and Severance Arrangements” section of this proxy statement.

Tax Deductibility

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain officers unless certain specific and detailed criteria are satisfied. The C&BC believes that it is generally desirable and in the best interests of D&B to deduct compensation payable to our named executive officers. In this regard, the C&BC considers the anticipated tax treatment to D&B and our named executive officers in its review and establishment of compensation programs and payments. The annual cash incentive program described above is intended to comply with the performance-based exemption available under Section 162(m) in order to enhance the likelihood that these amounts will be fully deductible. Compensation resulting from the exercise of stock options is also deductible, without regard to Section 162(m). However, notwithstanding the C&BC’s efforts, no assurance can be given that compensation will be fully deductible under Section 162(m). In certain instances the C&BC has determined that it will not necessarily seek to limit compensation to that deductible under Section 162(m).

Section 409A of the Internal Revenue Code

Section 409A of the Internal Revenue Code places a number of restrictions on non-qualified deferred compensation plans such as our Key Employees’ Non-Qualified Deferred Compensation Plan, Executive Retirement Plan, severance plans and change in control agreements. The key restrictions include a six-month delay in the receipt of certain non-qualified payments upon termination and limiting an executive’s ability to make changes in the timing and payment options. As a result, certain benefits discussed in this proxy statement may be subject to a six-month delay.

REPORT OF THE COMPENSATION & BENEFITS COMMITTEE

We have reviewed and discussed with management of D&B the Compensation Discussion & Analysis section of this proxy statement. Based on our review and discussions, we recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement and the Annual Report on Form 10-K for the year ended December 31, 2009.

Compensation & Benefits Committee

Michael R. Quinlan, Chairman

John W. Alden

Christopher J. Coughlin

Jonathan J. Judge

Victor A. Pelson

Michael J. Winkler

February 18, 2010

SUMMARY COMPENSATION TABLE

The following table sets forth the compensation earned and paid by D&B and our subsidiaries during or with respect to the fiscal years ended December 31, 2009, December 31, 2008 and December 31, 2007 to the Chairman and CEO; the CFO; and each of the other three most highly compensated executive officers. All of these individuals are collectively referred to as the named executive officers.

In aggregate, actual total cash (including base salary plus earned cash incentive) was 7.6% less in 2009 than 2008 and actual total compensation (actual total cash plus long-term incentives) was 10.6% less for those named executive officers below serving both years.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($) (2)	Stock Awards ($) (3) (4)	Option Awards ($) (5)	Non-equity Incentive Plan Compensation ($) (1) (6)	Change in Pension Value and Non-qualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($) (8) (9)	Total ($)
Steven W. Alesio	2009	975,000	—	1,688,820	1,594,265	874,575	1,399,875	3,656	6,536,192
Chairman and Chief Executive Officer (“Principal Executive Officer”)	2008	975,000	—	2,130,777	1,705,957	1,093,219	2,300,703	47,385	8,253,041
	2007	870,000	—	2,265,203	1,742,175	1,875,000	1,549,670	42,634	8,344,682

Anastasios G. Konidaris	2009	441,667	—	304,089	364,125	263,925	297,790	3,500	1,675,096
Senior Vice President and Chief Financial Officer (“Principal Financial Officer”)	2008	400,000	—	361,818	307,857	258,750	223,603	34,358	1,586,386
	2007	366,666	—	287,986	294,247	351,562	127,698	10,796	1,438,955

Sara Mathew	2009	600,000	—	868,795	820,940	476,100	1,318,313	5,250	4,089,398
President and Chief Operating Officer	2008	600,000	—	1,038,604	876,509	595,125	898,573	57,909	4,066,720
	2007	550,000	—	1,056,008	2,078,257	1,006,250	554,496	29,730	5,274,741

George I. Stoeckert (10)	2009	250,000	225,000	528,450	821,465	—	—	—	1,824,915
President, North America and Internet Solutions

Byron C. Vielehr	2009	425,000	—	325,789	307,032	249,263	240,510	3,719	1,551,312
President, Global Risk and Analytics	2008	425,000	—	422,106	329,426	311,578	357,254	39,364	1,884,728
	2007	375,000	—	429,125	345,365	468,750	234,889	13,275	1,866,404

(1)	The amounts shown have not been reduced by any deferrals in 2007, 2008, or 2009 that the named executive officers may have made under qualified or non-qualified deferred compensation plans offered by D&B.
(2)	Mr. Stoeckert received a guaranteed bonus representing the pro rata amount of his annual bonus.
(3)	Amounts shown represent the aggregate grant date fair value of each year’s awards, as calculated in accordance with GAAP, without regard to our forfeiture assumptions. For more information on how we value stock-based awards (including assumptions made in such valuation), refer to “Note 11. Employee Stock Plans” in the “Notes to Consolidated Financial Statements” in our Form 10-K for the fiscal years ending December 31, 2009, December 31, 2008 and December 31, 2007. Not included are the performance-based restricted stock opportunities earned for 2009 and granted as restricted stock units in 2010 after the conclusion of the fiscal year and after the assessment of performance. These grants will be reported in the 2011 summary compensation table.
(4)	The terms of the restricted stock grants to the named executive officers provide for the payment of dividends at the same rate established from time to time for our common stock. We have been paying dividends since 2007.
(5)	Amounts shown represent the aggregate grant date fair value of each year’s awards, as calculated in accordance with GAAP, without regard to our forfeiture assumptions. For more information on how we value stock-based awards (including assumptions made in such valuation), refer to “Note 11. Employee Stock Plans” in the “Notes to Consolidated Financial Statements” in our Form 10-K for the fiscal years ending December 31, 2007, December 31, 2008 and December 31, 2009. These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of future value. In addition, the options will gain value only to the extent the stock price exceeds the option exercise price during the life of the option.

(6)	The amounts shown represent non-equity incentive plan payments received by the named executive officers pursuant to our cash incentive plan during the applicable year. For 2009, these cash awards were earned in the 2009 performance year and paid on March 15, 2010. All awards were 69% of their target annual cash incentive opportunity.
(7)	Amounts represent the aggregate increase in the actuarial value of the named executive officers’ qualified and non-qualified defined benefit plans accrued during the applicable year. These plans include the D&B Retirement Account Plan, the Pension Benefit Equalization Plan, and the Executive Retirement Plan. In 2007, 2008 and 2009 no executive received above-market or preferential earnings on non-qualified deferred compensation plan benefits. A smaller increase in 2009 for some of the executives is due to the change in the lump sum calculation methodology approved in 2009.
(8)	The amounts shown represent our aggregate annual contributions for the account of each named executive officer under our tax qualified defined contribution plan, the D&B 401(k) Plan. The amounts for 2009 are lower due to the (i) elimination of the Profit Participant Benefit Equalization Plan (PPBEP) in 2007 with the last plan payment in 2008, and (ii) reduced 401(k) Plan match by the Company.
(9)	We do not offer perquisites or other personal benefits to our named executive officers in excess of those offered to all employees generally.
(10)	The 2009 salary for Mr. Stoeckert represents the amount earned from his date of employment on July 1, 2009.

In connection with the Summary Compensation Table, the following chart below indicates the proportion of base salary, non-equity incentive plan compensation, and stock and option awards for 2009 for each of the named executive officers separately as a percentage of total compensation. The following is intended to supplement and not replace the Summary Compensation Table:

Salary, Non-equity Incentive Plan Compensation, and Stock and Option Awards as a Percent of Total Compensation (excluded from the amounts and percentages below, but included in total compensation, are the values in the “Bonus”, “Change in Pension Value and Non-qualified Deferred Compensation Earnings” and “All Other Compensation” columns)

Name	Salary		Non-equity Incentive Plan Compensation		Stock & Option Awards		Total Compensation
	$	%	$	%	$	%	$	%
Steven W. Alesio	975,000	14.9	874,575	13.4	3,283,086	50.2	6,536,192	100
Anastasios G. Konidaris	441,667	26.4	263,925	15.8	668,214	39.9	1,675,096	100
Sara Mathew	600,000	14.7	476,100	11.6	1,689,735	41.3	4,089,398	100
George I. Stoeckert	250,000	13.7	0	0.0	1,349,915	74.0	1,824,915	100
Byron C. Vielehr	425,000	27.4	249,263	16.1	632,821	40.8	1,551,312	100

GRANTS OF PLAN-BASED AWARDS TABLE

The following table sets forth a summary of all grants of plan-based awards made to our named executive officers during the fiscal year ended December 31, 2009:

	Grant Date (1)	Committee Approval Date (1)	Estimated Possible Payouts Under Non-equity Incentive Plan Awards (2)		Estimated Future Payouts Under Equity Incentive Plan Awards (3)		All Other Stock Awards: Number of Shares of Stock or Units (#) (4)	All Other Option Awards: Number of Securities Underlying Options (#) (5)	Grant Date Fair Value of Stock and Option Awards $ (6)	Exercise or Base Price of Option Awards ($/sh) (7)	DNB Closing Price on Grant Date ($/sh)
Name			Target ($)	Maximum ($)	Target ($)	Maximum ($)
Steven W. Alesio	01/01/2009	12/08/2008	1,267,500	2,535,000
	02/04/2009	01/26/2009						97,100	1,594,265	79.58	79.56
	03/04/2009	02/19/2009					23,270		1,688,820		72.57
		01/26/2009			1,943,750	3,887,500

Anastasios G. Konidaris	01/01/2009	12/08/2009	382,500	765,000
	02/04/2009	01/26/2009						17,500	287,329	79.58	79.56
	02/19/2009	02/19/2009						5,000	76,796	75.45	74.61
	03/04/2009	02/19/2009					4,190		304,089		72.57
		01/26/2009			350,000	700,000
		02/19/2009			100,000	200,000

Sara Mathew	01/01/2009	12/08/2008	690,000	1,380,000
	02/04/2009	01/26/2009						50,000	820,940	79.58	79.56
	03/04/2009	02/19/2009					11,971		868,795		72.57
		01/26/2009			1,000,000	2,000,000

George I. Stoeckert	07/01/2009	6/3 & 6/15 2009						47,500	821,465	81.30	81.40
	07/01/2009	06/03/2009					6,500		528,450		81.40
		06/03/2009			225,000	450,000

Byron C. Vielehr	01/01/2009	12/08/2008	361,250	722,500
	02/04/2009	01/26/2009						18,700	307,032	79.58	79.56
	03/04/2009	02/19/2009					4,489		325,789		72.57
		01/26/2009			375,000	750,000

(1)	The stock option awards granted on February 4, 2009 were approved by the C&BC at its meeting on January 26, 2009. This process was consistent with our practice since 2003 to have annual grants of stock options to all employees reviewed and approved by the C&BC at its first meeting of the year (normally the end of January) and to set the grant date associated with those options as five business days after our annual earnings release. In this way, information about our most recent performance has been made public and that news is reflected in the stock price used to determine the exercise price of the stock options. The C&BC also approved an additional grant to Mr. Konidaris at its meeting on February 19, 2009. The stock option grant Mr. Stoeckert received represented an annual equity grant (approved by the C&BC on June 3, 2009) as well as a sign-on grant associated with him joining the Company (approved by the C&BC on June 15, 2009).

The restricted stock grants awarded on March 4, 2009 were approved by the C&BC at its meeting on February 19, 2009. This process was similar to our practice since 2005 (our first grant of restricted stock relative to our performance-based restricted stock opportunity) of having annual grants of restricted stock to all participants reviewed and approved by the C&BC at its February meeting and to set the grant date associated with those restricted shares at a date subsequent to that meeting at the same time that other participants received their awards. In this way, management has adequate time to assess the prior year’s performance of all of the participants in our program. In addition, information about our most recent performance has been made public and that news is reflected in the stock price on the date of grant. The restricted stock grant Mr. Stoeckert received was a sign-on grant of restricted stock associated with him joining the Company.

(2)	The amounts shown represent the range of non-equity incentive opportunities for each named executive officer under our annual cash incentive plan, or CIP. This plan is described in the “Compensation Discussion & Analysis” above.

On February 19, 2009, the C&BC designated the named executive officers as participants in the CIP and established a maximum annual cash incentive opportunity of eight-tenths of one percent of our 2009 earnings before taxes for our Chairman and CEO and five-tenths of one percent of our 2009 earnings before taxes for each of our other named executive officers.

In determining whether to award at year-end the maximum annual cash incentive generated by the pre-tax earnings formula, the C&BC also established four measures or goals of our performance weighted as follows: 30% to revenue growth; 30% to growth in EPS and operating income; 30% to customer satisfaction; and 10% to team member engagement. A target level of performance was established for each performance goal, which would result in a full incentive payout being earned if the target for the measure was achieved. Achievement below the target would result in a smaller or no incentive payout for that measure and achievement above the target would yield a larger incentive payout. The potential range of incentive payout for each performance goal was 0% to 200% of target; the amounts shown are the target (100%) and maximum (200%) aggregate amounts for the four performance goals. The threshold or minimum level of payment is 0%. In addition to the quantitative results the C&BC also considered qualitatively the Company’s overall performance relative to appropriate external peer companies such as the compensation comparison group, business competitors in the information industry, and the S&P 500 group of companies as well as a consideration of relevant internal factors as noted in the “Compensation Discussion and Analysis.”

Under our 2009 annual cash incentive plan, payouts to individual named executive officers were subject to a discretionary adjustment based upon the goal leadership ratings; judgment may be applied relative to the individual’s demonstrated outcomes on behalf of our strategy that are well above or well below that of the overall executive team. Such adjustments could positively or negatively impact the final award to the named executive officer for our performance. However, the total incentive payout for the four company performance goals plus any individual discretionary adjustment could not exceed the maximum annual cash incentive opportunity generated by the pre-tax earnings formula as described above. A detailed description of these non-equity plan-based awards is set forth above in our “Compensation Discussion & Analysis.”

(3)	For 2009, each named executive officer had the opportunity to be awarded a grant of restricted stock units after the conclusion of the fiscal year. Such awards were based on performance against the same company goals used by the C&BC in determining payout under the CIP described above in footnote 2 and in our “Compensation Discussion & Analysis” including the discretionary adjustment component for individual performance. The 2009 performance-based restricted stock unit opportunity was a target opportunity expressed in dollars, not a number of units, as noted in the table above. Awards were determined by the C&BC at its meeting on February 18, 2010; the dollar value and number of units actually granted for each named executive officer’s award is noted in our “Compensation Discussion & Analysis” above and will be reported as an equity grant in our 2011 proxy statement as part of 2010 compensation. The value of such grants will be included in the “Stock Awards” column of the “Summary Compensation Table” in the 2011 proxy statement.

Based on performance, the actual award could be equal to or greater than this target opportunity, however, the dollar award was additionally capped by D&B’s total shareholder return or TSR performance versus that of the compensation comparison group and the S&P 500 as noted in our “Compensation Discussion & Analysis.” After the performance period, the dollar amount awarded to the named executive officer was converted into a grant of restricted stock units. The actual number of restricted stock units granted is determined by dividing the dollar value earned by the average fair market value (i.e., mean of high and low trading prices) of our common stock in a 30-day period prior to the C&BC meeting and approval date. The restricted stock unit grants vest as follows: 20% on the first anniversary of the date of grant, an additional 30% on the second anniversary of the date of grant and the remaining 50% on the third anniversary of the date of grant. A detailed description of these equity plan-based awards is set forth above in our “Compensation Discussion & Analysis.”

(4)	The restricted stock amounts shown with a grant date of March 4, 2009 were granted under our 2000 SIP and were based on achievement against the performance-based maximum restricted stock opportunity established in and for 2008. These awards were contingent on the same measures and performance goals that were used by the C&BC in determining payout under the 2008 annual cash incentive plan as described in our 2009 proxy statement. These performance goals included: revenue growth (25%); growth in EPS and operating income (25%); strategy execution goal (20%); customer satisfaction (20%) and team member engagement (10%). The restricted stock awards, earned for 2008 performance, were granted after the conclusion of the fiscal year and upon approval by the C&BC at its February 19, 2009 meeting.

These shares represent up to 100% of the 2008 maximum performance-based restricted stock opportunity as explained above in our “Compensation Discussion & Analysis” under “2009 Performance-based Restricted Stock Grant.”

Mr. Stoeckert received a sign-on grant of restricted stock upon joining the Company.

The 2009 restricted stock awards vest as follows: 20% on the first anniversary of the date of grant, an additional 30% on the second anniversary of the date of grant and the remaining 50% on the third anniversary of the date of grant.

If the named executive officer’s employment with D&B terminates for any reason prior to the first anniversary of the grant date or for any reason (excluding death, disability or retirement) after the first anniversary of the grant date, the named executive officer forfeits all rights to and interests in the unvested restricted shares. If a named executive officer is terminated due to retirement, death or disability on or after the first anniversary of the grant date, any unvested restricted shares become fully vested as of the termination date.

(5)	On January 26, 2009, the C&BC approved stock option grants to each of our named executive officers under our 2000 SIP. The C&BC also approved an additional grant to Mr. Konidaris at its meeting on February 19, 2009. All stock options are non-qualified, become exercisable in four equal installments commencing on the first anniversary of the date of grant, and have an expiration date of ten years from date of grant. Mr. Stoeckert received a grant of stock options under the 2009 SIP on July 1, 2009 upon joining the Company.

If a named executive officer’s employment with D&B terminates for any reason other than death, disability or retirement after the first anniversary of the date of grant or for any reason prior to the first anniversary of the date of grant, any exercisable option may only be exercised during the 30-day period following the date of termination under the 2000 SIP (awards granted before May 5, 2009) or 90-day period under the 2009 SIP (awards granted on or after May 5, 2009). If a named executive officer’s employment is terminated for death or disability after the first anniversary of the date of grant, the option will immediately vest in full and may thereafter be exercised during the lesser of five years following the date of termination or the original expiration date. If a named executive officer retires after the first anniversary of the date of grant, unvested stock options will continue to vest and unexercised vested options may be exercised during the shorter of the remaining term of the options or five years after the date of termination.

(6)	Amounts shown represent the grant date fair value, as calculated in accordance with GAAP, without regard to our forfeiture assumptions. As noted above, the grant of restricted stock on March 4, 2009 was for 2008 performance and the stock option grant on February 4, 2009 was part of the named executive officer’s 2009 equity-based compensation. For more information on how we value stock-based awards (including assumptions made in such valuation), refer to “Note 11. Employee Stock Plans” in the “Notes to Consolidated Financial Statements” in our Form 10-K for the fiscal year ending December 31, 2009. These assumptions may or may not be fulfilled. The amounts shown cannot be considered predictions of future value. In addition, the options will gain value only to the extent the stock price exceeds the option exercise price during the life of the option.

(7)	In accordance with our 2000 SIP and 2009 SIP, all stock options have an exercise price equal to the mean of the high and low trading prices of our common stock on the date of grant.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END TABLE

The following table sets forth a summary of all outstanding equity awards held by each of our named executive officers as of December 31, 2009:

	Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)
Steven W. Alesio	02/09/04	83,550	—	53.300	2/9/2014
	02/25/05	104,400	—	60.535	2/25/2015
	02/09/06	56,475	18,825	71.275	2/9/2016
	02/08/07	34,050	34,050	88.040	2/8/2017
	02/06/08	21,750	65,250	88.365	2/6/2018
	02/04/09	—	97,100	79.580	2/4/2019
	02/23/07					12,503
	02/22/08					18,775
	03/04/09					23,270
							4,602,215
Anastasios G. Konidaris	03/11/05	16,600	—	61.965	3/11/2015
	02/09/06	7,200	2,400	71.275	2/9/2016
	02/08/07	4,550	4,550	88.040	2/8/2017
	03/01/07	1,250	1,250	88.330	3/1/2017
	02/06/08	3,925	11,775	88.365	2/6/2018
	02/04/09	—	17,500	79.580	2/4/2019
	02/19/09	—	5,000	75.450	2/19/2019
	02/23/07					1,590
	02/22/08					3,188
	03/04/09					4,190
							756,630
Sara Mathew	08/20/01	75,000	—	31.355	8/20/2011
	12/19/01	100,000	—	36.160	12/19/2011
	02/12/03	56,500	—	34.165	2/12/2013
	02/09/04	54,300	—	53.300	2/9/2014
	02/25/05	43,000	—	60.535	2/25/2015
	02/09/06	26,325	8,775	71.275	2/9/2016
	02/08/07	16,600	16,600	88.040	2/8/2017
	03/01/07	25,000	25,000	88.330	3/1/2017
	02/06/08	11,175	33,525	88.365	2/6/2018
	02/04/09	—	50,000	79.580	2/4/2019
	02/23/07					5,829
	02/22/08					9,152
	03/04/09					11,971
							2,273,940
George I. Stoeckert	07/01/09	—	47,500	81.300	7/1/2019
	07/01/09					6,500
							548,405
Byron C. Vielehr	08/02/05	48,300	—	63.870	8/2/2015
	02/09/06	10,725	3,575	71.275	2/9/2016
	02/08/07	6,750	6,750	88.040	2/8/2017
	02/06/08	4,200	12,600	88.365	2/6/2018
	02/04/09	—	18,700	79.580	2/4/2019
	02/23/07					2,369
	02/22/08					3,720
	03/04/09					4,489
							892,466

(1)	Stock options granted to the named executive officers prior to February 9, 2004 become exercisable in three equal annual installments commencing on the third anniversary of the date of grant. Stock options granted to the named executive officers on or after February 9, 2004 become exercisable in four equal annual installments commencing on the first anniversary of the date of grant. If employment terminates for any reason other than death, disability or retirement after the first anniversary of the date of grant or for any reason prior to the first anniversary of the date of grant, any exercisable option may only be exercised during the 30-day period following the date of termination under the 2000 SIP (awards granted before May 5, 2009) or 90-day period under the 2009 SIP (awards granted on or after May 5, 2009). If employment is terminated for death or disability after the first anniversary of the date of grant, the option will immediately vest in full and may thereafter be exercised during the lesser of five years following the date of termination or the original expiration date. If a named executive officer retires after the first anniversary of the date of grant, unvested stock options will continue to vest and unexercised vested options may be exercised during the shorter of the remaining term of the options or five years after the date of termination.

(2)	Grants of restricted shares vest 20% on the first anniversary of the grant date, 30% on the second anniversary of the grant date, and the remaining 50% on the third anniversary of the grant date. If the named executive officer’s employment with D&B terminates for any reason prior to the first anniversary of the grant date or for any reason (excluding death, disability or retirement) on or after the first anniversary of the grant date, the named executive officer forfeits all rights to and interests in the unvested restricted shares. If a named executive officer is terminated due to retirement, death or disability on or after the first anniversary of the grant date, any unvested shares become fully vested as of the termination date.

OPTION EXERCISES AND STOCK VESTED TABLE

The following table sets forth the number of shares acquired and the value realized by the named executive officers upon the exercise of stock options and the vesting of restricted stock awards during the fiscal year ended December 31, 2009:

	Option Exercises And Stock Vested
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized On Vesting ($)
Steven W. Alesio	252,500	10,818,595	28,186	2,060,801
Anastasios G. Konidaris	—	—	3,150	230,369
Sara Mathew	—	—	12,361	903,880
Byron C. Vielehr	—	—	12,082	889,776

PENSION BENEFITS TABLE

The following table sets forth a summary of the defined benefit pension benefits for each named executive officer as of December 31, 2009:

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Steven W. Alesio	Executive Retirement Plan	9.0	9,464,258	—
	Pension Benefit Equalization Plan	5.4	532,528	—
	Retirement Account	5.4	80,966	—

Anastasios G. Konidaris	Executive Retirement Plan	4.9	753,115	—
	Pension Benefit Equalization Plan	1.3	7,235	—
	Retirement Account	1.3	15,120	—

Sara Mathew	Executive Retirement Plan	8.4	4,318,597	—
	Pension Benefit Equalization Plan	4.8	200,882	—
	Retirement Account	4.8	70,805	—

George I. Stoeckert	Executive Retirement Plan	0.5	—	—
	Pension Benefit Equalization Plan	0.0	—	—
	Retirement Account	0.0	—	—

Byron C. Vielehr	Executive Retirement Plan	4.5	929,568	—
	Pension Benefit Equalization Plan	0.9	11,905	—
	Retirement Account	0.9	12,543	—

Our pension plans for executives are as follows:

•	A tax qualified cash balance pension plan, referred to as the Retirement Account;

•	A non-qualified excess benefit plan, referred to as the Pension Benefit Equalization Plan, or PBEP; and

•	The Executive Retirement Plan, or ERP.

Under the Retirement Account and PBEP years of credited service are counted starting one year after date of hire. Under the ERP, years of credited service are counted as of the date of hire to ensure that the named executive officer can attain a competitive retirement benefit at normal retirement age. The following actuarial assumptions were used in the calculation of the benefits in the Pension Benefits Table:

•

The present value of the accumulated benefit column reflects the value of the accrued pension benefit payable at normal retirement under each plan in which the executive participates as of December 31, 2009;

•

Normal retirement is defined as age 65 in the Retirement Account and PBEP. The ERP does not define normal retirement so the values reflect payment at the first age at which unreduced benefits are payable from the plan or age 55;

•	The interest rate as of December 31, 2009 was 5.72% and the mortality is based on the RP2000 Healthy Annuitant table projected to 2017 mortality; and

•	Present values at assumed retirement ages are discounted to each individual’s current age using an interest only discount with no mortality.

Normal forms of payment have been reflected for each plan unless the named executive officer has elected a lump sum in either the PBEP or ERP. Messrs. Alesio and Vielehr have lump sum elections in effect for both the

PBEP and ERP. The interest rates used to value the lump sum at the assumed retirement date are the December 2009 Code section 417(e) segment rates and the mortality assumption is the Code section 417(e) mortality table for 2010 per plan provisions.

Retirement Account. The Retirement Account was frozen for all of our employees effective July 1, 2007. The accrued benefit in the Retirement Account for all non-vested participants active as of June 30, 2007 became 100% vested. As a result of the pension freeze, no additional benefits have accrued under the Retirement Account, although existing balances will continue to accrue interest, and the plan was closed to new participants.

At the same time and to offset the impact of the pension freeze on our employees, we provided replacement benefits through an increase in our 401(k) company match. Therefore, as of July 1, 2007 the 401(k) company match was increased from $0.50 per $1.00 of employee contribution up to a maximum of 3% of eligible compensation to $1.00 per $1.00 up to a maximum of 7%. This increase remained in effect until March 1, 2009, at which time it was adjusted to $0.50 per $1.00 up to a maximum of 1.5% in response to the Company’s strategy to manage overall expenses effectively within the context of a challenging economic environment. The named executive officers, however, voluntarily elected not to participate in the company 401(k) match for the remainder of 2009 after March 1, 2009 adjustment. Effective April 1, 2010, the Company is increasing the 401(k) match to $0.50 per $1.00 up to a maximum of 3.5%, which represents a 50% restoration of the 7% maximum provided before 2009 adjustment.

The Retirement Account’s normal retirement age is 65, although participants age 55 or older with at least ten years of service can elect to retire early. Upon termination of employment, a vested participant can elect to receive immediately 50% of his or her benefit as a lump sum or annuity, with the residual 50% being paid at age 55 or later. In addition, if a participant meets the requirements for an Early or Normal Retirement, the participant can elect to receive 50% of his or her benefit as a lump sum and the remainder as an annuity or his or her entire benefit as an annuity. The single life annuity option provides the highest monthly dollar amount under the Retirement Account. A participant can elect other annuity options that provide lower monthly dollar amounts because they are reduced to provide participants with an actuarial equivalent value.

Pension Benefit Equalization Plan. Effective July 1, 2007 the PBEP was also frozen for all of our employees. As a result of the freeze, no additional benefits will accrue under this plan, although existing balances will continue to accrue interest, and the plan was closed to new participants.

Executive Retirement Plan. The ERP is offered to our key management employees designated by our Chief Executive Officer who are responsible for the management, growth or protection of our business. The ERP provides a target annual benefit equal to 4% of a participant’s average final compensation (salary plus actual cash incentive) for the first 10 years of service to a maximum benefit percentage of 40% of the participant’s average final compensation. This benefit is reduced by 15% for vested participants who leave prior to age 55 or who were age 50 or over as of July 1, 2007. Average final compensation is equal to the participant’s highest consecutive 60 months of compensation out of their last 120 months. A participant is 100% vested in the applicable benefit upon completion of 5 years of participation in the plan.

The target annual benefit payment from the ERP is offset by any pension benefits earned in the Retirement Account, PBEP or any other pension plan sponsored by D&B or one of its affiliates and the participant’s estimated Social Security retirement benefit. Compensation used in determining the ERP benefit includes base salary, cash bonus payments, commissions, bonus buyouts as a result of job changes and lump sum payments in lieu of merit increases. The normal form of benefit payment under the ERP is a Straight Life Annuity for single participants and a fully subsidized joint and 50% survivor annuity for married participants. However, participants have the option to elect to receive a portion of their benefit as a lump sum payment. The lump sum election is only valid if the participant remains employed by D&B for 12 consecutive calendar months following the date of their election.

The interest rates used to value the lump sum at the assumed retirement date are the December 2009 Code section 417(e) segment rates and the mortality assumption is the Code section 417(e) mortality table for 2010. Benefit payments under the ERP begin the later of attainment of age 55 or the first of the month following the date a participant retires. If a participant dies while actively employed, his or her spouse is entitled to receive 50% of the benefit that otherwise would have been payable to the participant at age 55. If a participant dies while receiving benefit payments, the surviving spouse receives a benefit equal to 50% of what the participant was receiving. In the event a participant becomes totally and permanently disabled, he or she will receive annual disability payments equal to 60% of his or her compensation offset by any other disability income the participant is receiving.

NON-QUALIFIED DEFERRED COMPENSATION TABLE

The following table sets forth a summary of the non-qualified deferred compensation benefits of each named executive officer as of December 31, 2009:

Name	Plan Name	Executive Contributions in Last FY ($)	Registrant Contributions in last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distrbutions in Last FY ($)	Aggregate Balance at Last FY ($)
Steven W. Alesio	Key Employee Non-Qualified Deferred Compensation Plan	—	—	76,615	—	2,144,440

Anastasios G. Konidaris	Key Employee Non-Qualified Deferred Compensation Plan	—	—	—	—	—

Sara Mathew	Key Employee Non-Qualified Deferred Compensation Plan	985,096	—	111,049	—	3,461,783

George I. Stoeckert	Key Employee Non-Qualified Deferred Compensation Plan	—	—	—	—	—

Byron C. Vielehr	Key Employee Non-Qualified Deferred Compensation Plan	—	—	—	—	—

Key Employees’ Non-qualified Deferred Compensation Plan. The Key Employees’ Non-qualified Deferred Compensation Plan, or NQDCP, is a voluntary plan which allows participants to defer, in 5% increments, up to 75% of their base salary and 100% of their annual cash incentive payments or restricted stock unit awards. In 2009, Ms. Mathew was the only named executive officer who elected to participate in the plan. Participants may elect to enroll in the NQDCP each calendar year but once their elections are made they are irrevocable for the covered year. Participants can elect to invest their deferrals in the same investment funds that are offered in our 401(k) Plan. Participants can elect to transfer their balances among other funds on a daily basis subject to our Insider Trading Policy. All amounts deferred by our named executive officers in prior years have been reported in the Summary Compensation Table in our previously filed proxy statements in the year earned, provided the individual was a named executive officer for that year for purposes of the SEC’s executive compensation disclosure.

At the time the participant elects to enroll they must also indicate the timing of the distribution of their deferral. Participants may elect to receive their payments at a specified time period following their deferral (deferral must be for a minimum of three years) or upon their termination of employment. Distributions paid for a specified time period deferral are paid in a lump sum. Distributions paid upon termination can be paid in a lump sum, five annual installments or ten annual installments. In addition, lump sum payments are made in the event of a participant’s death or disability and upon a change in control of D&B.

The investment earnings received are based on the performance of their selected investment funds noted in the following table:

Investment Fund Option	2009 Annual Return
BTC Balanced Index	18.72%

BTC International Equity Index	30.07%

BTC Mid and Small Cap Index	34.94%

BTC S&P 500 Index	26.85%

Black Rock Small Cap Growth	34.74%

Fidelity Blue Chip Growth	44.96%

Fidelity Diversified International	31.78%

Fidelity Equity Income	29.54%

Fidelity Low Price Stock	39.08%

Munder Mid Cap Core Growth	32.80%

Northern Small Cap Value	17.77%

Perkins Mid Cap Value	30.37%

PIMCO Total Return	13.83%

Stable Value Fund	3.70%

D&B Stock Fund	11.17%

BTC LifePath Retirement	19.83%

BTC LifePath 2010	20.01%

BTC LifePath 2015	22.24%

BTC LifePath 2020	24.29%

BTC LifePath 2025	25.96%

BTC LifePath 2030	27.47%

BTC LifePath 2035	28.87%

BTC LifePath 2040	30.06%

BTC LifePath 2045	31.04%

OVERVIEW OF EMPLOYMENT, CHANGE IN CONTROL

AND SEVERANCE ARRANGEMENTS

Employment Agreement with Steven W. Alesio

In connection with his transition to Chairman and Chief Executive Officer, on December 31, 2004 we entered into an employment agreement with Mr. Alesio, as amended on June 29, 2007, December 13, 2007, December 8, 2008, and December 11, 2009. The terms of the agreement and each amendment were established and approved by the C&BC, with input from our independent compensation consultant and external legal counsel. Pursuant to the agreement, as amended, Mr. Alesio served as our Chief Executive Officer from January 1, 2005 through December 31, 2009 and as our Chairman of the Board since May 31, 2005.

Pursuant to the agreement, as amended, Mr. Alesio’s employment will end on June 30, 2010 (subject to earlier termination as set forth therein). Mr. Alesio is entitled to a minimum annual base salary of $750,000 that may be increased by the Board of Directors as it deems appropriate. Mr. Alesio is also eligible to earn an annual cash incentive award based on the achievement of such goals and performance measures (including financial and employee satisfaction goals) as may be established by the C&BC from year to year. Mr. Alesio’s target annual cash incentive opportunity is at least 130% of his base salary and his maximum annual cash incentive award is 200% of his target annual cash incentive opportunity (i.e., at least 260% of his annual base salary).

Mr. Alesio is also entitled to annual equity-based awards at a level commensurate with his position at the discretion of the C&BC. The agreement also provides that Mr. Alesio is currently, and will remain, fully vested in his accrued benefit under the ERP.

If, during the term of his contract, we terminate Mr. Alesio’s employment without cause (cause is generally defined as a willful failure to perform his material duties or conviction of a felony) or Mr. Alesio terminates his employment for good reason (generally, an unfavorable change in employment status, a required relocation or a material willful breach of the agreement by D&B), he will be entitled to the following benefits:

•	subject to his execution of a release of claims, a lump sum payment equal to two times the sum of his annual base salary and his target annual cash incentive;

•	a lump sum payment equal to a pro rata portion of his target annual cash incentive for the year of the termination;

•	an enhanced benefit under our ERP (computed based on continued employment and an annual target cash incentive for two years); and

•	continued medical and dental coverage for two years.

All equity awards granted to Mr. Alesio on or after 2005 are treated in accordance with the applicable grant agreement.

If Mr. Alesio dies or becomes disabled (as defined in the agreement), in addition to his base salary through the date of death or disability, Mr. Alesio or his estate will be entitled to a pro rata portion of his target annual cash incentive for the year of the death or disability, and immediate vesting of all stock options granted to him (except that stock options held for less than one year will be forfeited).

Mr. Alesio has agreed to customary restrictive covenants, including a covenant not to compete with D&B during his employment and for one year after separation of his employment. In addition, Mr. Alesio signed a Detrimental Conduct Agreement that requires him to return a portion of the amounts received pursuant to any equity awards if, during his employment and for two years thereafter, Mr. Alesio engages in “detrimental conduct,” which includes working for a competitor, disclosing confidential D&B information and acting otherwise than in the interests of D&B.

Mr. Alesio will also be entitled to certain benefits under a change in control agreement he entered into with D&B and his change in control agreement was extended to coincide with the term of his employment agreement. If Mr. Alesio becomes entitled to similar payments or benefits under his change in control agreement and his employment agreement, he will receive the payments or benefits under the change in control agreement only to the extent such payments or benefits exceed those available under his employment agreement.

Amendment Number 1. Under the terms of Mr. Alesio’s original employment agreement dated December 31, 2004, we were not permitted to amend materially the existing Supplemental Executive Benefit Plan or SEBP as it applies to Mr. Alesio, except for amendments to maintain appropriate tax treatment or as required by applicable law. Such provision, for example, would have precluded freezing the SEBP and moving Mr. Alesio’s retirement benefit to the ERP, as described above in the “Supplemental Executive Benefit Plan” section. The original employment agreement, therefore, was amended effective June 29, 2007 to provide the Company with the flexibility to amend the SEBP in certain limited ways and to have amendments previously approved by the Compensation & Benefits Committee apply to Mr. Alesio, but only where Mr. Alesio consents to such amendment(s) in writing. As discussed above under the supplemental executive benefits plan or SEBP, Mr. Alesio’s SEBP benefit was frozen as of July 1, 2007 and his retirement benefit was transitioned to the ERP.

Amendment Number 2. In connection with our desire to continue Mr. Alesio’s employment, we amended his employment agreement effective December 13, 2007. Such renewal included the terms and conditions of his original employment agreement, inclusive of Amendment Number 1 above, with the addition of the following amendments:

•	The original employment agreement, as amended, was scheduled to expire on December 31, 2007 and we extended the term for three years, through December 31, 2010;

•	We clarified that the amount of severance to be paid would be based on the base salary and the target annual cash incentive, in effect immediately prior to such termination;

•

The definition of “retirement” under the 2000 SIP will continue to apply to all equity grants made to Mr. Alesio during the employment term even if such definition changes during that period. Under the 2000 SIP, termination of employment with the Company after attaining age 55 and five years of service is treated as a “retirement.” If a named executive officer retires after the first anniversary of the date of grant, unvested stock options will continue to vest and unexercised options may be exercised during the shorter of the remaining term of the options or five years after the date of such termination of service. If a named executive officer is terminated due to retirement on or after the first anniversary of the grant date, any unvested shares of restricted stock become fully vested as of the termination date; and

•

A new provision was added in compliance with Section 409A of the Internal Revenue Code of 1986, or Section 409A. Under this provision, any payments or benefits in connection with Mr. Alesio’s termination of employment that would otherwise be provided during the six-month period immediately following his termination will instead be provided six months and one day after Mr. Alesio’s separation from service.

Amendment Number 3. In order to ensure that the language of Mr. Alesio’s contract was consistent with the provisions of Section 409A, we amended Mr. Alesio’s employment agreement effective December 8, 2008. Specifically, the revisions provided specificity around the timing of certain payments and additional clarification around which events constitute a separation of service as defined under Section 409A. In addition, language was added that confirmed the intention of the Company to administer our deferred compensation plans in compliance with Section 409A. None of the language changes provided for a benefit or right that did not already exist in his agreement.

Amendment Number 4. In connection with the Company’s executive succession plan, we amended Mr. Alesio’s employment agreement effective December 11, 2009. This amendment confirms that as of January 1, 2010, Mr. Alesio will cease to serve as Chief Executive Officer of the Company, but will continue to serve as a full-time employee of the Company as Chairman of the Board of Directors until June 30, 2010. The amendment delineates the duties and authority of the Chairman of the Board of Directors, including the provision of guidance and counseling to the Chief Executive Officer of the Company. In addition, the amendment sets forth the compensation that Mr. Alesio will receive in 2010, including a base salary, target annual cash incentive opportunity and equity grant at the same rate or level of economic value as provided in 2009. Both base salary and target annual cash incentive opportunity are subject to pro ration for the period of service in 2010. The total economic value of the equity grant provided to Mr. Alesio is 50% in the form of non-qualified stock options and 50% in the form of restricted stock units. The equity grant, which typically would be forfeited if employment ended within one year of the date of grant, is not subject to forfeiture provided that Mr. Alesio remains a full-time employee of the Company and continues to serve as Chairman of the Board through June 30, 2010. The cessation of Mr. Alesio’s Chief Executive Officer duties does not constitute “good reason” under the terms of his employment agreement, nor does implementation of the other terms of this amendment, including Mr. Alesio’s retirement on June 30, 2010. All other terms of Mr. Alesio’s employment agreement and change in control agreement remain unchanged and in full force and effect.

We are not party to employment agreements with any other named executive officers.

Change in Control Agreements

Each of our named executive officers is a party to a change in control agreement that provides for certain benefits upon an actual or constructive termination of employment in connection with an actual or potential change in control of D&B.

If, following an actual or potential change in control, the named executive officer is terminated other than for cause or by reason of death, disability or normal retirement, or the named executive officer terminates his or her employment for good reason (generally, an unfavorable change in employment status, compensation or benefits or a required relocation), the named executive officer shall be entitled to receive:

•	a lump-sum payment equal to three times the sum of base salary and the annual target cash incentive then in effect;

•	a cash payment in lieu of outstanding stock options and shares of restricted stock held by the named executive officer;

•	continuation of welfare benefits and certain other benefits for three years;

•	outplacement consulting in an amount equal to the lesser of 20% of the sum of the executive’s base salary plus the annual target cash incentive then in effect and $100,000;

•	immediate vesting of accrued benefits under the ERP;

•	a prorated annual target cash incentive for the year in which the change in control occurs and a full target cash incentive for all other cash incentive plans in effect at the time of termination; and

•	payment of any excise taxes due in respect of the foregoing benefits.

Severance Arrangements

Career Transition Plan. Each of our named executive officers other than Mr. Alesio participates in the Career Transition Plan, or CTP. Mr. Alesio’s severance benefits are covered by his employment agreement as discussed above.

The CTP generally provides for the payment of benefits if an eligible executive’s employment terminates by reason of a reduction in force, job elimination, unsatisfactory performance (not constituting cause, as defined in the CTP) or a mutually agreed-upon resignation. The CTP does not apply to terminations of employment in connection with the sale of stock or assets, or an elimination or reduction of operations in connection with an outsourcing or merger (or other combination, spin-off, reorganization or other similar transaction) if an offer of employment at a comparable base salary is made to the employee by the surviving or acquiring entity.

In the event of an eligible termination, a named executive officer will be paid 40 to 52 weeks of base salary continuation at the rate in effect at the time of termination (half these number of weeks if the executive is terminated by D&B for unsatisfactory performance not constituting cause), payable on the dates the executive’s salary would have been paid if employment had not terminated. For the named executive officers, all of whom earn base salaries in excess of $300,000, the number of weeks of base salary continuation is based on years of service with the Company at the time of termination: less than five years, 40 weeks; more than five but less than ten years, 48 weeks; and more than ten years, 52 weeks.

In addition, the executive will receive continued medical and dental insurance benefits during the applicable salary continuation period and will be entitled to such outplacement services during the salary continuation period as are being provided by D&B. Should the executive obtain reemployment prior to the conclusion of the salary continuation period, only 50% of the remaining base salary continuation would be paid to the executive.

Except in the case of a termination by D&B for unsatisfactory performance, the executive also will receive:

•

a prorated portion of the actual cash incentive for the year of termination that would have been payable to the executive under the annual cash incentive plan in which the executive is participating, provided that the executive was employed for at least six full months during the calendar year of termination;

•

cash payments equal in value to a prorated portion of any “performance-based awards” under our stock incentive plan, provided that the executive was employed for at least half of the applicable performance period; and

•	financial planning/counseling services during the salary continuation period to the same extent afforded immediately prior to termination of employment.

The CTP gives our chief executive officer the discretion to reduce or increase the benefits otherwise payable to, or otherwise modify the terms and conditions applicable to, an eligible executive under the CTP. Any severance benefits paid to a named executive officer above the amounts provided by the CTP require the approval of the C&BC.

Detrimental Conduct Program

We maintain a detrimental conduct program pursuant to which, upon receipt of an equity-based award, employees, including the named executive officers, are required to sign an agreement that requires employees to return a portion of the amounts received pursuant to such award if, during their employment and for one year thereafter (two years in the case of named executive officers), they engage in “detrimental conduct,” which includes working for a competitor, disclosing confidential D&B information and acting otherwise than in the interests of D&B. The detrimental conduct agreements also provide D&B with the right to seek injunctive relief should the employee engage in detrimental conduct.

Potential Post-employment Compensation Table

The following table summarizes the potential post-employment compensation that is or may become payable to our named executive officers pursuant to the plans and arrangements described above upon an actual or constructive termination of the named executive officer’s employment or a change in control of D&B. The information set forth in the following table is calculated using the assumptions listed below and the triggering events are defined in the applicable plans and agreements. The amounts shown represent summary estimates for the various components based on these assumptions and do not reflect any actual payments to be received by the named executive officers. The components that may be applicable in calculating the post-employment compensation amount include:

•	Payments related to base salary and target cash bonus;

•	Payments related to vested and unvested stock options and outstanding restricted stock;

•	Payments related to retirement benefits such as the ERP and PBEP;

•	Value of health and welfare benefits; and

•	Value of other benefits such as outplacement and tax gross-up.

Triggering Event & Value ($)	Steven W. Alesio	Anastasios G. Konidaris	Sara Mathew	George I. Stoeckert	Byron C. Vielehr
If Voluntary Termination	21,818,849	503,802	19,345,506	0	1,179,164
% Already Earned	100%	100%	100%	0%	100%
Forfeitures	2,674,912	916,483	2,628,349	694,230	1,028,853

If Termination is Due to Disability	28,379,388	4,129,537	22,582,222	594,554	5,355,476
% Already Earned	77%	12%	86%	0%	22%
Forfeitures	0	481,935	1,249,493	694,230	468,310

If Involuntary Termination without Cause or Quit for Good Reason	29,751,497	1,239,886	20,598,270	834,615	1,874,768
% Already Earned	73%	41%	94%	0%	63%
Forfeitures	2,428,399	916,483	2,628,349	694,230	1,028,853

If Involuntary Termination for Cause	9,715,666	503,802	15,026,910	0	1,179,164
% Already Earned	100%	100%	100%	0%	100%
Forfeitures	14,778,095	916,483	6,946,945	694,230	1,028,853

If Change in Control Termination Occurs	38,265,817	9,661,678	34,530,154	9,532,032	10,526,128
% Already Earned	57%	5%	56%	0%	11%
Forfeitures	0	0	0	0	0

The amounts in the above table represent the total value of the potential post-employment compensation and the percentages below each amount in the above table indicate how much of that total value has already been earned by the named executive officer (i.e., the value the named executive officer has already earned and would be entitled to in the event of a termination). The remainder is the incremental value payable to the executive as a result of the specific triggering event. For example, the total value of Mr. Alesio’s potential post-employment compensation in the event of a termination due to disability is $28,379,388; approximately 77% of that total, or $21,818,849, has already been earned irrespective of the particular triggering event (e.g., value of vested stock options, entire value of defined contribution plan, and part of the value of defined benefit plans) and the approximately 23% remaining, or $6,560,539, is the value due exclusively to the triggering event.

In addition, we have indicated the total value of compensation forfeited as a result of the triggering event. For example, Mr. Alesio would forfeit $2,674,912 in the event of a voluntary termination which consists of forfeited restricted stock of $1,963,290 and forfeited unvested stock options valued at $711,622.

In calculating the amounts set forth in the above table, we have made the following assumptions:

1.	Date and Stock Price. The stock price assumed for all above triggering events was $84.37, the closing price of our common stock on December 31, 2009.

2.	Severance. For all executives, we assumed the following severance payments are payable:

•	Involuntary termination without cause:

•	Mr. Alesio: Two times his annual base salary plus target annual cash incentive.

•

Other named executive officers: The amount varies based on years of service. Ms. Mathew is entitled to 48 weeks; Mr. Konidaris, Mr. Stoeckert and Mr. Vielehr are entitled to 40 weeks. If the termination is for unsatisfactory performance, then Ms. Mathew is entitled to one-half of the benefit, or 24 weeks; Mr. Konidaris, Mr. Stoeckert and Mr. Vielehr are also entitled to one-half of the benefit, or 20 weeks. The calculation in the above table reflects the full benefit entitlement.

•	Involuntary termination for cause:

•	No benefit is provided.

•	Change in control termination:

•	Three times annual base salary plus target annual cash incentive for all of the named executive officers.

3.	Target Annual Cash Incentive

•	No benefit is provided for a voluntary termination or involuntary termination for cause.

•

In the event of a termination due to disability, no benefit is provided for the named executive officers, other than Mr. Alesio, who is provided with one times his target annual cash incentive pro rated for the period served and factored by performance.

•

For an involuntary termination without cause, all of the named executive officers are provided with one times their target annual cash incentive prorated for the period served and factored by performance.

•

In the event of a termination of employment in connection with a change in control, all of the named executive officers are provided with one times their target annual cash incentive prorated for the period served in addition to the severance benefits noted above.

•	Assumption for period served in all of the above is 12 months and performance factor assumption is 100%.

4.	Treatment of Unvested Outstanding Equity

•

Unvested stock options and restricted stock are generally forfeited in the event of either a voluntary or involuntary termination, unless the named executive officer is eligible for “Retirement” as defined in the 2000 SIP or 2009 SIP, as applicable, and the unvested equity was granted twelve months or more before termination.

•

Generally, unvested stock options and restricted stock granted twelve months or more prior to a termination due to disability vest immediately and unvested equity granted within twelve months of termination due to disability are forfeited.

•	In the event of a change in control of D&B, all unvested stock options and restricted stock vest immediately.

5.	Factors Influencing Potential Post-employment Pension Benefit Payments

•

Voluntary Termination: A termination date of December 31, 2009 is assumed and all payments, except for a Retirement Account lump sum payment, will begin at age 55. Messrs. Konidaris and Vielehr are not vested in their ERP pension benefits, so their respective pension benefit is zero in every triggering event other than a change in control and termination due to disability.

•

Termination Due to Disability: Assumption is made that each named executive officer would remain disabled until age 65. The value of the ERP plan is increased to reflect the additional years of benefit accrual up to age 65. The ERP also has a disability benefit which pays an annuity equal to 60% of their pre-disability income, less any disability plan benefit, for each year up through age 65.

•	Involuntary Termination without Cause or Resignation for Good Reason: Payments under the Retirement Account, PBEP and ERP are the same as under voluntary termination.

•	Involuntary Termination for Cause: Payments under the Retirement Account and PEBP are the same as under voluntary termination. Under the terms of the ERP, no benefit is due.

•

Change in Control Termination: Retirement Account benefit amount remains the same as under voluntary termination. ERP benefits are greater since under the change in control provisions, up to 3 years of service are added to the calculation. However, when additional service is added to actual service, total service cannot exceed 10 years. Further, the PBEP and ERP use a more favorable interest rate to calculate the lump sum payment. In addition, all benefits are paid as a lump sum and are made as soon as possible after the change in control, versus age 55 in the other triggering events.

6.	Deferred Compensation. All of the triggering events include D&B’s contributions plus any earnings in the qualified defined contribution plan (i.e., our 401(k) Plan).

7.	Excise Tax. The change in control triggering event includes any excise tax and gross-up due to the Internal Revenue Service.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and certain of our officers, and persons who own more than 10% of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. These individuals are required by SEC regulation to furnish D&B with copies of all Section 16(a) forms they file. Based solely on a review of the copies of such forms furnished to D&B, we believe that during 2009 all Section 16(a) filing requirements applicable to our insiders were complied with.

OTHER MATTERS

We know of no matters, other than those referred to herein, which will be presented at the Annual Meeting. If, however, any other appropriate business should properly be presented at the meeting, the persons named in the form of proxy will vote the proxies in accordance with their best judgment.

INFORMATION CONTAINED IN THIS PROXY STATEMENT

The information under the captions “Report of the Audit Committee” and “Report of the Compensation & Benefits Committee” does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other D&B filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate these reports by reference therein.

The information on our website (www.dnb.com) is not, and shall not be deemed to be, a part of this proxy statement, or incorporated into any other filings we make with the SEC.

SHAREHOLDER PROPOSALS FOR THE 2011 ANNUAL MEETING

Shareholder proposals intended to be included in our proxy statement for the Annual Meeting of Shareholders in 2011 must be received by our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708 no later than November 25, 2010. We will consider written proposals received by that date in accordance with regulations governing the solicitation of proxies.

Under our bylaws, shareholder proposals for the 2011 Annual Meeting of Shareholders that are not intended to be included in our proxy statement must be received by our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708 between January 4, 2011 and February 3, 2011.

For a shareholder seeking to nominate a candidate for our Board of Directors, notice must be provided in writing to our Corporate Secretary at The Dun & Bradstreet Corporation, 103 JFK Parkway, Short Hills, New Jersey 07078-2708. The notice must describe various matters regarding the nominee, including, among other things, name, age and business address of the nominee, certain monetary arrangements between the nominee and the nominating shareholder, and the nominee’s written consent to being named in the proxy statement and to serving as a director if elected, and other specified matters. For a shareholder seeking to bring other business before a shareholder meeting, the written notice must include, among other things, a description of the proposed business, the text of the proposal, the reasons for conducting such business at the meeting, any material interest in such business of the proposing shareholder, and other specified matters. In each case, the notice must also include information regarding the proposing shareholder, including the name and address of such shareholder and class and number of shares owned by such shareholder. The specific requirements that are summarized in this paragraph may be found in our bylaws.

Any shareholder desiring a copy of our bylaws will be furnished one without charge upon written request to our Corporate Secretary or may obtain a copy from the Corporate Governance information in the Investors section of our website (www.dnb.com). A copy of our bylaws is also filed as an exhibit to our Current Report on Form 8-K filed on December 11, 2009 and is available at the SEC website (www.sec.gov).

SCHEDULE I

THE DUN & BRADSTREET CORPORATION

RECONCILIATION OF TOTAL REVENUE TO CORE REVENUE

AND

THE EFFECT OF FOREIGN EXCHANGE ON CORE REVENUE GROWTH

	For The Year Ended December 31,		Growth Rate
	2009	2008
	($ in millions)
Total Revenue	$1,687.0	$1,726.3	(2)%
Less: Revenue from Divested Businesses	21.9	47.7	(54)%

Core Revenue (1)	$1,665.1	$1,678.6	(1)%

Less: Effect of Foreign Exchange			(2)%
Core Revenue Before the Effect of Foreign Exchange			1%

(1)	See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business” in our Form 10-K for the year ended December 31, 2009 for a discussion of our use of core revenue growth before the effects of foreign exchange and why management believes this measure provides useful information to investors.

SCHEDULE II

THE DUN & BRADSTREET CORPORATION

RECONCILIATION OF REPORTED DILUTED EARNINGS PER SHARE

ATTRIBUTABLE TO D&B TO

DILUTED EARNINGS PER SHARE ATTRIBUTABLE TO D&B (ON A CONTINUING OPERATIONS BASIS) BEFORE NON-CORE GAINS AND (CHARGES)

	For The Year Ended December 31,
	2009	2008	Growth Rate
Diluted EPS Attributable to D&B (Reported)	$5.99	$5.58	7%
Impact of Non-Core Gains and (Charges):
Restructuring Charges	(0.28)	(0.36)
Impaired Intangible Assets	(0.04)	—
Gain associated with Beijing D&B HuiCong Market Research Co. Ltd. Joint Venture	—	0.01
Settlement of Legacy Tax Matter Arbitration	0.02	0.09
Tax reserve true-up for the settlement of 2003 tax year, related to the “Amortization and Royalty Expense Deductions” transaction	—	0.14
Favorable resolution of Global Tax Audits including the Liquidation of Dormant International Corporations and / or Divested Entities	—	0.41
Interest on IRS Deposit	—	0.02
Benefits Derived From Worldwide Legal Entity Simplification	0.68	—
Gain on Disposal of Italian Domestic Business	0.19	—
Income from Discontinued Operations, Net of Income Taxes	—	0.02

Diluted EPS Attributable to D&B (On a Continuing Basis)—Before Non-Core Gains and (Charges) (1)	$5.42	$5.25	3%

(1)	See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business” in our Form 10-K for the year ended December 31, 2009 for a discussion of our use of Diluted EPS before non-core gains and (charges) and why management believes this measure provides useful information to investors.

SCHEDULE III

THE DUN & BRADSTREET CORPORATION

RECONCILIATION OF REPORTED OPERATING INCOME TO OPERATING INCOME

BEFORE NON-CORE GAINS AND (CHARGES)

	For The Year Ended December 31,
	2009	2008	Growth Rate
	($ in millions)
Operating Income (Reported)	$464.5	$469.7	(1)%
Impact of Non-Core Gains and (Charges):
Restructuring Charges	(23.1)	(31.4)
Impaired Intangible Assets	(3.0)	—

Operating Income Before Non-Core Gains and (Charges) (1)	$490.6	$501.1	(2)%

(1)	See “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations: How We Manage Our Business” in our Form 10-K for the year ended December 31, 2009 for a discussion of our use of operating income before non-core gains and (charges) and why management believes this measure provides useful information to investors.

*** Exercise Your Right to Vote ***

IMPORTANT NOTICE Regarding the Availability of Proxy Materials

Meeting Information
THE DUN & BRADSTREET	Meeting Type: Annual
CORPORATION	For holders as of: March 8, 2010
Date: May 4, 2010 Time: 8:00 a.m.
Location: The Hilton Short Hills 41 JFK Parkway Short Hills, NJ 07078

You are receiving this communication because you hold shares in the above named company.

This is not a ballot. You cannot use this notice to vote these shares. This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. You may view the proxy materials online at www.proxyvote.com or easily request a paper copy (see reverse side).

We encourage you to access and review all of the important information contained in the proxy materials before voting.

See the reverse side of this notice to obtain proxy materials and voting instructions.

— Before You Vote —
How to Access the Proxy Materials
Proxy Materials Available to VIEW or RECEIVE:
NOTICE AND PROXY STATEMENT/FORM 10-K/ANNUAL REPORT
How to View Online:
Have the 12-Digit Control Number available (located on the following page) and visit: www.proxyvote.com.
How to Request and Receive a PAPER or E-MAIL Copy:
If you want to receive a paper or e-mail copy of these documents, you must request one. There is NO charge for requesting a copy. Please choose one of the following methods to make your request:
1) BY INTERNET:	www.proxyvote.com
2) BY TELEPHONE:	1-800-579-1639
3) BY E-MAIL*:	sendmaterial@proxyvote.com
* If requesting materials by e-mail, please send a blank e-mail with the 12-Digit Control Number (located on the following page) in the subject line.

Requests, instructions and other inquiries sent to this e-mail address will NOT be forwarded to your investment advisor. Please make the request as instructed above on or before April 20, 2010 to facilitate timely delivery.

— How To Vote —
Please Choose One of the Following Voting Methods

Vote In Person: If you choose to vote these shares in person at the meeting, you must request a “legal proxy.” To do so, please follow the instructions at www.proxyvote.com or request a paper copy of the materials, which will contain the appropriate instructions. Many shareholder meetings have attendance requirements including, but not limited to, the possession of an attendance ticket issued by the entity holding the meeting. Please check the meeting materials for any special requirements for meeting attendance.

Vote By Internet: To vote now by Internet, go to www.proxyvote.com. Have the 12-Digit Control Number available and follow the instructions.
Vote By Mail: You can vote by mail by requesting a paper copy of the materials, which will include a voting instruction form.

Voting Items
The Board of Directors recommends
you vote FOR the following proposals:
1. Election of three Class I Directors
Nominees:
1a. John W. Alden
1b. Christopher J. Coughlin
1c. Sara Mathew
2. Ratify appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

3.       Shareholder proposal requesting that our Board take the steps necessary to change each shareholder voting requirement in our charter and bylaws that calls for greater than simple majority vote to simple majority vote.

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Voting Instructions

THE DUN & BRADSTREET CORPORATION 103 JFK PARKWAY SHORT HILLS, NJ 07078

YOU CAN VOTE BY INTERNET OR TELEPHONE

AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK

It’s fast, convenient, and your vote is immediately confirmed and tabulated. Most important, by using the Internet or telephone, you help D&B reduce postage and proxy tabulation costs.

VOTE BY INTERNET - WWW.PROXYVOTE.COM

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY TELEPHONE - 1-800-690-6903 (U.S. and Canada)

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card.
VOTE BY MAIL - Mark, sign, date and promptly mail your proxy card in the enclosed postage-paid envelope, or return it to D&B, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
M19579-P90966 KEEP THIS PORTION FOR YOUR RECORDS

---------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------------

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THE DUN & BRADSTREET CORPORATION
The Board of Directors recommends you vote FOR the following proposals:
Vote on Directors

1.	Election of three Class I Directors
		For	Against	Abstain
Nominees:
	1a. John W. Alden	☐	☐	☐

	1b. Christopher J. Coughlin	☐	☐	☐

	1c. Sara Mathew	☐	☐	☐
Vote on Proposals						For	Against	Abstain

2.	Ratify appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.					☐	☐	☐

3.	Shareholder proposal requesting that our Board take the steps necessary to change each shareholder voting requirement in our charter and bylaws that calls for greater than simple majority vote to simple majority vote.					☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and ☐ write them on the back where indicated.

Please indicate if you plan to attend this meeting.		☐	☐		Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy. Please note that you will continue to receive a proxy card for voting purposes only.	☐	☐
		Yes	No			Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

ADMISSION TICKET

THE DUN & BRADSTREET CORPORATION

Annual Meeting of Shareholders

May 4, 2010

8:00 a.m.

The Hilton Short Hills

41 JFK Parkway

Short Hills, NJ 07078

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement/Form 10-K/Annual Report is available at www.proxyvote.com.

M19580-P90966

THE DUN & BRADSTREET CORPORATION

Proxy Solicited on Behalf of the Board of Directors for the

Annual Meeting of Shareholders to be held May 4, 2010

The undersigned hereby appoints Sara Mathew, Anastasios G. Konidaris and Jeffrey S. Hurwitz, or any of them, proxies with full power of substitution, to represent and vote all the shares of Common Stock of The Dun & Bradstreet Corporation which the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held on May 4, 2010, and at any adjournment thereof. The undersigned directs the named proxies to vote as directed on the reverse side of this card on the specified proposals and, in their discretion, on any other business which may properly come before said meeting.

This card also constitutes voting instructions to the Trustee of The Dun & Bradstreet Corporation 401(k) Plan and Moody’s Corporation Profit Participation Plan to vote, in person or by proxy, the proportionate interest of the undersigned in the shares of Common Stock of The Dun & Bradstreet Corporation held by the Trustee under such Plans, as described in the Proxy Statement.

You are encouraged to specify your choices by marking the appropriate boxes (SEE REVERSE SIDE), but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The named proxies cannot vote unless you sign and return this card or follow the applicable Internet or telephone voting procedures.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

This proxy, when properly executed, will be voted as directed herein. If no direction is made, this proxy will be voted FOR the nominees listed and FOR the proposals.